NORTHROP GRUMMAN CORPORATION
EXHIBIT 99.3
Item 8. Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON THE CONSOLIDATED FINANCIAL STATEMENTS
To the Board of Directors and Shareholders of
Northrop Grumman Corporation
Los Angeles, California
We have audited the accompanying consolidated statements of financial position of Northrop Grumman Corporation and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule at Exhibit 99.6. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Northrop Grumman Corporation and subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 12 to the consolidated financial statements, the Company adopted, effective January 1, 2007, a new accounting standard for income taxes. As discussed in Note 18 to the consolidated financial statements, the Company adopted, effective December 31, 2006, a new accounting standard for retirement benefits.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 20, 2008 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
Los Angeles, California
February 20, 2008
(July 29, 2008 as to the reclassification of Electro-Optical Systems as a discontinued operation and the reclassification of segment information as described in Notes 5 and 6)

NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31
$ in millions, except per share	2007	2006	2005

Sales and Service Revenues
Product sales	$18,577	$18,294	$19,371
Service revenues	13,251	11,697	10,493

Total sales and service revenues	31,828	29,991	29,864

Cost of Sales and Service Revenues
Cost of product sales	14,340	14,275	15,440
Cost of service revenues	11,297	10,220	9,340
General and administrative expenses	3,173	3,002	2,857

Operating margin	3,018	2,494	2,227
Other Income (Expense)
Interest income	28	44	54
Interest expense	(336)	(347)	(388)
Other, net	(12)	125	199

Income from continuing operations before income taxes	2,698	2,316	2,092
Federal and foreign income taxes	887	723	679

Income from continuing operations	1,811	1,593	1,413
Loss from discontinued operations, net of tax	(21)	(51)	(13)

Net income	$1,790	$1,542	$1,400

Basic Earnings (Loss) Per Share
Continuing operations	$5.30	$4.61	$3.96
Discontinued operations	(.06)	(.15)	(.04)

Basic earnings per share	$5.24	$4.46	$3.93

Weighted-average common shares outstanding, in millions	341.7	345.7	356.5

Diluted Earnings (Loss) Per Share
Continuing operations	$5.18	$4.51	$3.89
Discontinued operations	(.06)	(.14)	(.04)

Diluted earnings per share	$5.12	$4.37	$3.85

Weighted-average diluted shares outstanding, in millions	354.3	358.6	363.2

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
$ in millions	2007	2006

Assets:

Current Assets
Cash and cash equivalents	$963	$1,015
Accounts receivable, net	3,790	3,551
Inventoried costs, net	1,000	1,127
Deferred income taxes	542	706
Prepaid expenses and other current assets	502	350

Total current assets	6,797	6,749

Property, Plant, and Equipment
Land and land improvements	602	585
Buildings	2,237	2,067
Machinery and other equipment	4,749	4,392
Leasehold improvements	526	447

	8,114	7,491
Accumulated depreciation	(3,424)	(2,990)

Property, plant, and equipment, net	4,690	4,501

Other Assets

Goodwill	17,672	17,219
Other purchased intangibles, net of accumulated amortization of $1,687 in 2007 and $1,555 in 2006	1,074	1,139
Pension and postretirement benefits asset	2,080	1,349
Miscellaneous other assets	1,060	1,052

Total other assets	21,886	20,759

Total assets	$33,373	$32,009

NORTHROP GRUMMAN CORPORATION

	December 31,	December 31,
$ in millions	2007	2006

Liabilities and Shareholders’ Equity:

Current Liabilities
Notes payable to banks	$26	$95
Current portion of long-term debt	111	75
Trade accounts payable	1,890	1,672
Accrued employees’ compensation	1,175	1,172
Advance payments and billings in excess of costs incurred	1,563	1,571
Income tax payable		535
Other current liabilities	1,667	1,633

Total current liabilities	6,432	6,753

Long-term debt, net of current portion	3,918	3,992
Mandatorily redeemable preferred stock	350	350
Pension and postretirement benefits liability	3,008	3,302
Other long-term liabilities	1,978	997

Total liabilities	15,686	15,394

Commitments and Contingencies (Note 16)

Shareholders’ Equity
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2007 — 337,834,561; 2006 — 345,921,809	338	346
Paid-in capital	10,661	11,346
Retained earnings	7,387	6,183
Accumulated other comprehensive loss	(699)	(1,260)

Total shareholders’ equity	17,687	16,615

Total liabilities and shareholders’ equity	$33,373	$32,009

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31
$ in millions	2007	2006	2005

Net income	$1,790	$1,542	$1,400

Other Comprehensive Income (Loss)
Change in cumulative translation adjustment	12	22	(14)
Change in unrealized gain (loss) on marketable securities, net of tax (expense) benefit of ($1) in 2007 and $2 in 2006	1	(5)	(1)
Reclassification adjustment on write-down of marketable securities, net of tax of ($5)		10
Reclassification adjustment on sale of marketable securities, net of tax of $19			(29)
Additional minimum pension liability adjustment, net of tax of ($32)		40
Change in unamortized benefit plan costs, net of tax of ($384)	594

Other comprehensive income (loss), net of tax	607	67	(44)

Comprehensive income	$2,397	$1,609	$1,356

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
$ in millions	2007	2006	2005

Operating Activities
Sources of Cash — Continuing Operations
Cash received from customers
Progress payments	$7,312	$6,670	$6,535
Other collections	24,570	23,303	23,622
Insurance proceeds received	125	100	89
Income tax refunds received	52	60	88
Interest received	21	45	78
Other cash receipts	34	42	51

Total sources of cash — continuing operations	32,114	30,220	30,463

Uses of Cash — Continuing Operations
Cash paid to suppliers and employees	(27,835)	(27,242)	(26,901)
Interest paid	(355)	(366)	(404)
Income taxes paid	(905)	(678)	(419)
Excess tax benefits from stock-based compensation	(52)	(57)
Payments for litigation settlements	(33)	(11)	(99)
Other cash payments	(19)	(12)	(31)

Total uses of cash — continuing operations	(29,199)	(28,366)	(27,854)

Cash provided by continuing operations	2,915	1,854	2,609
Cash (used in) provided by discontinued operations	(25)	(98)	18

Net cash provided by operating activities	2,890	1,756	2,627

Investing Activities
Proceeds from sale of businesses, net of cash divested		43	57
Payments for businesses purchased, net of cash acquired	(690)		(361)
Proceeds from sale of property, plant, and equipment	22	21	11
Additions to property, plant, and equipment	(682)	(732)	(816)
Proceeds from insurance carrier	4	117	38
Proceeds from sale of investments		209	238
Payment for purchase of investment		(35)
Restriction of cash, net of restrictions released	59	(127)
Payments for outsourcing contract costs	(137)	(77)
Other investing activities, net	(6)	(20)	(22)

Net cash used in investing activities	(1,430)	(601)	(855)

Financing Activities
Borrowings under lines of credit	315	47	62
Repayment of borrowings under lines of credit	(384)	(3)	(21)
Proceeds from issuance of long-term debt		200
Principal payments of long-term debt	(90)	(1,212)	(32)
Proceeds from exercises of stock options and issuances of common stock	274	393	163
Dividends paid	(504)	(402)	(359)
Excess tax benefits from stock-based compensation	52	57
Common stock repurchases	(1,175)	(825)	(1,210)

Net cash used in financing activities	(1,512)	(1,745)	(1,397)

(Decrease) increase in cash and cash equivalents	(52)	(590)	375
Cash and cash equivalents, beginning of year	1,015	1,605	1,230

Cash and cash equivalents, end of year	$963	$1,015	$1,605

NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
$ in millions	2007	2006	2005

Reconciliation of Net Income to Net Cash Provided by Operating Activities
Net Income	$1,790	$1,542	$1,400
Adjustments to reconcile to net cash provided by operating activities
Depreciation	575	567	554
Amortization of assets	152	136	216
Stock-based compensation	196	184	172
Excess tax benefits from stock-based compensation	(52)	(57)
Loss on disposals of property, plant, and equipment	19	6	21
Impairment of property, plant, and equipment damaged by Hurricane Katrina		37	61
Amortization of long-term debt premium	(11)	(14)	(18)
Net gain on investments	(23)	(96)	(165)
Decrease (increase) in
Accounts receivable	(6,475)	(2,228)	(5,308)
Inventoried costs	4	(70)	(236)
Prepaid expenses and other current assets	9	(10)	(85)
Increase (decrease) in
Progress payments	6,513	2,261	5,249
Accounts payable and accruals	114	203	364
Deferred income taxes	175	183	105
Income taxes payable	(59)	(68)	295
Retiree benefits	(50)	(772)	(22)
Other non-cash transactions, net	38	50	6

Cash provided by continuing operations	2,915	1,854	2,609
Cash (used in) provided by discontinued operations	(25)	(98)	18

Net cash provided by operating activities	$2,890	$1,756	$2,627

Non-Cash Investing and Financing Activities
Investment in unconsolidated affiliate	$30
Sales of businesses
Liabilities assumed by purchaser			$41

Purchase of businesses
Fair value of assets acquired, including goodwill	$879		$399
Cash paid for businesses purchased	(690)		(361)
Non-cash consideration given for businesses purchased	(53)

Liabilities assumed	$136		$38

Capital leases	$35		$9

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Year ended December 31
$ in millions, except per share	2007	2006	2005

Common Stock
At beginning of year	$346	$347	$364
Common stock repurchased	(15)	(12)	(22)
Employee stock awards and options	7	11	5

At end of year	338	346	347

Paid-in Capital
At beginning of year	11,346	11,571	12,426
Common stock repurchased	(1,160)	(813)	(1,165)
Employee stock awards and options	475	588	310

At end of year	10,661	11,346	11,571

Retained Earnings
At beginning of year	6,183	5,055	4,014
Net income	1,790	1,542	1,400
Adjustment to initially apply FIN 48	(66)
Dividends	(520)	(414)	(359)

At end of year	7,387	6,183	5,055

Accumulated Other Comprehensive Loss
At beginning of year	(1,260)	(145)	(101)
Other comprehensive income (loss), net of tax	607	67	(44)
Adjustment to initially apply SFAS No. 158, net of tax of $838		(1,182)
Adjustment to deferred tax benefit recorded on adoption of SFAS No. 158	(46)

At end of year	(699)	(1,260)	(145)

Total shareholders’ equity	$17,687	$16,615	$16,828

Cash dividends declared per share	$1.48	$1.16	$1.01

The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations – Northrop Grumman Corporation and its subsidiaries (Northrop Grumman or the company) provide technologically advanced, innovative products, services, and solutions in information and services, aerospace, electronics, and shipbuilding. As prime contractor, principal subcontractor, partner, or preferred supplier, Northrop Grumman participates in many high-priority defense and non-defense technology programs in the U.S. and abroad. Northrop Grumman conducts most of its business with the U.S. Government, principally the Department of Defense (DoD). The company is therefore affected by, among other things, the federal budget process. The company also conducts business with local, state, and foreign governments and makes domestic and international commercial sales.
Principles of Consolidation – The consolidated financial statements include the accounts of Northrop Grumman and its subsidiaries. All intercompany accounts, transactions, and profits among Northrop Grumman and its subsidiaries are eliminated in consolidation.
Accounting Estimates – The company’s financial statements are in conformity with accounting principles generally accepted in the United States of America. The preparation thereof requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current and best available information and actual results could differ materially from those estimates.
Revenue Recognition – As a defense contractor engaging in long-term contracts, the majority of the company’s business is derived from long-term contracts for the construction of facilities, production of goods, and services provided to the federal government. In accounting for these contracts, the company extensively utilizes the cost-to-cost and the units-of-delivery measures of the percentage-of-completion method of accounting. Sales under cost-reimbursement contracts and construction-type contracts that provide for delivery at a low volume per year or a small number of units after a lengthy period of time over which a significant amount of costs have been incurred are accounted for using the cost-to-cost measure of the percentage-of-completion method of accounting. Under this method, sales, including estimated earned fees or profits, are recorded as costs are incurred. For most contracts, sales are calculated based on the percentage that total costs incurred bear to total estimated costs at completion. For certain contracts with large up-front purchases of material, sales are calculated based on the percentage that direct labor costs incurred bear to total estimated direct labor costs. Sales under construction-type contracts that provide for delivery at a high volume per year are accounted for using the units-of-delivery measure of the percentage-of-completion method of accounting. Under this method, sales are recognized as deliveries are made to the customer generally using unit sales values in accordance with the contract terms. The company estimates profit as the difference between total estimated revenue and total estimated cost of a contract and recognizes that profit over the life of the contract based on deliveries. The company classifies contract revenues as product sales or service revenues depending upon the predominant attributes of the relevant underlying contracts.
Certain contracts contain provisions for price redetermination or for cost and/or performance incentives. Such redetermined amounts or incentives are included in sales when the amounts can reasonably be determined and estimated. Amounts representing contract change orders, claims, requests for equitable adjustment, or limitations in funding are included in sales only when they can be reliably estimated and realization is probable. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income. Loss provisions are first offset against costs that are included in inventories, with any remaining amount reflected in liabilities. Changes in estimates of contract sales, costs, and profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current and prior periods. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimates had been the original estimates. A significant change in an estimate on one or more contracts could have a material adverse effect on the company’s consolidated financial position or results of operations.
Revenue under contracts to provide services to non-federal government customers are generally recognized when services are performed. Service contracts include operations and maintenance contracts, and outsourcing-type arrangements, primarily in the Information Technology segment. Revenue under such contracts is generally recognized on a straight-line basis over the period of contract performance, unless evidence suggests that the revenue is earned or the obligations are fulfilled in a different pattern. Costs incurred under these service contracts are expensed as incurred, except that direct and incremental set-up costs are capitalized and amortized over the life of the agreement. Operating profit related to such service contracts may fluctuate from period to period, particularly in the earlier phases of the contract.
Service contracts that include more than one type of product or service are accounted for under the provisions of Emerging Issues Task Force (EITF) Issue No. 00-21 – Revenue Arrangements with Multiple Deliverables. Accordingly, for applicable arrangements,

NORTHROP GRUMMAN CORPORATION
revenue recognition includes the proper identification of separate units of accounting and the allocation of revenue across all elements based on relative fair values.
Research and Development – Company-sponsored research and development activities primarily include independent research and development (IR&D) efforts related to government programs. IR&D expenses are included in general and administrative expenses and are generally allocated to U.S. Government contracts. Company-sponsored research and development expenses totaled $534 million, $569 million, and $533 million in 2007, 2006, and 2005, respectively. Expenses for research and development sponsored by the customer are charged directly to the related contracts.
Product Warranty Costs – The company provides certain product warranties that require repair or replacement of non-conforming items for a specified period of time. Most of the company’s product warranties are provided under government contracts, the costs of which are incorporated into contract pricing. Accrued product warranty costs of $78 million and $80 million were included in other current liabilities at December 31, 2007, and 2006, respectively.
Environmental Costs – Environmental liabilities are accrued when the company determines it is responsible for remediation costs and such amounts are reasonably estimable. When only a range of amounts is established and no amount within the range is more probable than another, the minimum amount in the range is recorded. Environmental liabilities are recorded on an undiscounted basis. At sites involving multiple parties, the company accrues environmental liabilities based upon its expected share of liability, taking into account the financial viability of other jointly liable parties. Environmental expenditures are expensed or capitalized as appropriate. Capitalized expenditures relate to long-lived improvements in currently operating facilities. The company does not anticipate and record insurance recoveries before collection is probable. At December 31, 2007, and 2006, the company did not have any accrued receivables related to insurance reimbursements or recoveries for environmental matters.
Derivative Financial Instruments – Derivative financial instruments are recognized as assets or liabilities in the financial statements and measured at fair value. Changes in the fair value of derivative financial instruments that qualify and are designated as fair value hedges are required to be recorded in income from continuing operations, while changes in the fair value of derivative financial instruments that qualify and are designated as cash flow hedges are recorded in other comprehensive income. The company may use derivative financial instruments to manage its exposure to interest rate risk and to balance its fixed and variable rate long-term debt portfolio. The company does not use derivative financial instruments for trading purposes, nor does it use leveraged financial instruments. Credit risk related to derivative financial instruments is considered minimal and is managed by requiring high credit standards for its counterparties and periodic settlements.
The company enters into foreign currency forward contracts to manage foreign currency exchange risk related to receipts from customers and payments to suppliers denominated in foreign currencies. Gains and losses from such transactions are included as contract costs. At December 31, 2007 and 2006, the amount of foreign currency forward contracts outstanding was not material.
The company enters into interest rate swap agreements to benefit from floating interest rates as an offset to the fixed-rate characteristic of certain of its long-term debt instruments. At December 31, 2007, two interest rate swap agreements were in effect and accounted for as fair value hedges designed to convert fixed rates to floating rates. These interest rate swaps each hedge a $200 million notional amount of U.S. dollar fixed-rate debt, and mature on October 15, 2009, and February 15, 2011, respectively. Any changes in the fair value of the swaps are offset by an equal and opposite change in the fair value of the hedged item; therefore, there is no net impact to the company’s reported consolidated results of operations. At December 31, 2007 and 2006, the aggregate net fair value of the swaps was not material. The company may also enter into interest rate swap agreements to offset the variable-rate characteristics of certain variable-rate term loans which may be outstanding from time to time under the company’s credit facility (see Note 13).
Other, net – For 2006, Other, net primarily consisted of a pre-tax gain of $111 million related to the sale of the company’s remaining 9.7 million TRW Automotive (TRW Auto) shares. For 2005, Other, net primarily consisted of the sale of 7.3 million TRW Auto shares and approximately 3.4 million Endwave shares, which generated pre-tax gains of $70 million and $95 million, respectively.
Income Taxes – Provisions for federal, foreign, state, and local income taxes are calculated on reported financial statement pre-tax income based on current tax law and include the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. If a tax position does not meet the minimum statutory threshold to avoid payment of penalties, the company recognizes an expense for the amount of the penalty in the period the tax position is claimed in the tax return of the company. The company recognizes interest accrued related to unrecognized tax benefits in income tax expense. Penalties, if probable and reasonably estimable, are recognized as a component of income tax expense. State and local income and franchise tax provisions are allocable to contracts in process and, accordingly, are included in general and administrative expenses.

NORTHROP GRUMMAN CORPORATION
In accordance with the recognition standards established by Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 48 – Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109, the company makes a comprehensive review of its portfolio of uncertain tax positions regularly. In this regard, an uncertain tax position represents the company’s expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return or claim, that has not been reflected in measuring income tax expense for financial reporting purposes. Until these positions are sustained by the taxing authorities, the company has not recognized the tax benefits resulting from such positions and reports the tax effects as a liability for uncertain tax positions in its consolidated statements of financial position.
Cash and Cash Equivalents – Cash and cash equivalents include interest-earning debt instruments that mature in three months or less from the date purchased.
Marketable Securities – At December 31, 2007, and 2006, substantially all of the company’s investments in marketable securities were classified as available-for-sale or trading. For available-for-sale securities, any unrealized gains and losses are reported as a separate component of shareholders’ equity. Unrealized gains and losses on trading securities are included in Other, net in the consolidated statements of income and were not material to any period presented. The fair values of these marketable securities are determined based on prevailing market prices.
Accounts Receivable – Accounts receivable include amounts billed and currently due from customers, amounts currently due but unbilled (primarily related to contracts accounted for under the cost-to-cost measure of the percentage-of-completion method of accounting), certain estimated contract changes, claims or requests for equitable adjustment in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion.
Inventoried Costs – Inventoried costs primarily relate to work in process under fixed-price, units-of-delivery contracts. These costs represent accumulated contract costs less the portion of such costs allocated to delivered items. Accumulated contract costs include direct production costs, factory and engineering overhead, production tooling costs, and, for government contracts, allowable general and administrative expenses. The ratio of inventoried general and administrative expenses to total inventoried costs is estimated to be the same as the ratio of total general and administrative expenses incurred to total contract costs incurred. According to the provisions of U.S. Government contracts, the customer asserts title to, or a security interest in, inventories related to such contracts as a result of contract advances, performance-based payments, and progress payments. General corporate expenses and IR&D allocable to commercial contracts are expensed as incurred. In accordance with industry practice, inventoried costs are classified as a current asset and include amounts related to contracts having production cycles longer than one year. Product inventory primarily consists of raw materials and is stated at the lower of cost or market, generally using the average cost method.
Outsourcing Contract Costs – Costs on outsourcing contracts, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of an outsourcing contract are deferred and expensed over the contract life. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition and transition/set-up. The primary types of costs that may be capitalized include labor and related fringe benefits, subcontractor costs, and travel costs.
Depreciable Properties – Property, plant, and equipment owned by the company are depreciated over the estimated useful lives of individual assets. Costs incurred for computer software developed or obtained for internal use are capitalized and classified in machinery and other equipment. Most of these assets are depreciated using declining-balance methods, with the remainder using the straight-line method, with the following lives:

Years

Land improvements	2-45
Buildings and improvements	2-45
Machinery and other equipment	2-25
Capitalized software costs	3-5
Leasehold improvements	Length of lease

Restricted Cash – Access to proceeds from the Gulf Opportunity Zone Industrial Development Revenue Bonds (see Note 13) is restricted to certain capital expenditures. As such, the amount of unexpended proceeds available is recorded in miscellaneous other assets as restricted cash in the consolidated statements of financial position.
Leases – The company uses its incremental borrowing rate in the assessment of lease classification as capital or operating and defines the initial lease term to include renewal options determined to be reasonably assured. The company conducts operations primarily

NORTHROP GRUMMAN CORPORATION
under operating leases.
Most lease agreements contain incentives for tenant improvements, rent holidays, or rent escalation clauses. For incentives for tenant improvements, the company records a deferred rent liability and amortizes the deferred rent over the term of the lease as a reduction to rent expense. For rent holidays and rent escalation clauses during the lease term, the company records minimum rental expenses on a straight-line basis over the term of the lease. For purposes of recognizing lease incentives, the company uses the date of initial possession as the commencement date, which is generally when the company is given the right of access to the space and begins to make improvements in preparation of intended use.
Goodwill and Other Purchased Intangible Assets – The company performs impairment tests for goodwill as of November 30th of each year, or when evidence of potential impairment exists. When it is determined that impairment has occurred, a charge to operations is recorded. Goodwill and other purchased intangible asset balances are included in the identifiable assets of the business segment to which they have been assigned. Any goodwill impairment, as well as the amortization of other purchased intangible assets, is charged against the respective business segments’ operating margin. Purchased intangible assets are amortized on a straight-line basis over their estimated useful lives.
Self-Insurance Accruals – Included in other long-term liabilities is approximately $519 million and $485 million related to self-insured workers’ compensation as of December 31, 2007, and 2006, respectively. The company estimates the required liability of such claims on a discounted basis utilizing actuarial methods based on various assumptions, which include, but are not limited to, the company’s historical loss experience and projected loss development factors.
Litigation, Commitments, and Contingencies – Amounts associated with litigation, commitments, and contingencies are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter, including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.
Retirement Benefits – The company sponsors various pension plans covering substantially all employees. The company also provides postretirement benefit plans other than pensions, consisting principally of health care and life insurance benefits, to eligible retirees and qualifying dependents. The liabilities and annual income or expense of the company’s pension and other postretirement benefit plans are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate, the long-term rate of asset return (based on the market-related value of assets), and medical trend (rate of growth for medical costs). The fair values of plan assets are determined based on prevailing market prices or estimated fair value for investments with no available quoted prices. Not all net periodic pension income or expense is recognized in net earnings in the year incurred because it is allocated to production as product costs, and a portion remains in inventory at the end of a reporting period. The company’s funding policy for pension plans is to contribute, at a minimum, the statutorily required amount to an irrevocable trust.
Foreign Currency Translation – For operations outside the U.S. that prepare financial statements in currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are generally translated at end-of-period exchange rates. Translation adjustments are not material and are included as a separate component of accumulated other comprehensive loss in consolidated shareholders’ equity.
Accumulated Other Comprehensive Loss – The components of accumulated other comprehensive loss are as follows:

	December 31
$ in millions	2007	2006

Cumulative translation adjustment	$34	$22
Unrealized gain on marketable securities, net of tax expense of ($2) in 2007, and ($1) in 2006	3	2
Unamortized benefit plan costs, net of tax benefit of $470 as of December 31, 2007 and $900 at December 31, 2006	(736)	(1,284)

Total accumulated other comprehensive loss	$(699)	$(1,260)

Financial Statement Reclassification – Certain amounts in the prior year financial statements and related notes have been reclassified to conform to the current presentation of the Interconnect Technologies (ITD) and Electro-optical Systems businesses, formerly reported in the Electronics segment, as discontinued operations (see Note 5) and the business operation realignments effective in 2007 as well as the subsequent realignments effective in 2008 (see Note 6).

NORTHROP GRUMMAN CORPORATION
2. NEW ACCOUNTING STANDARDS
There have been no changes in the company’s critical accounting policies during 2007, except for a change in the measurement and recording of uncertain tax positions in accordance with FIN 48. The expanded disclosure requirements of FIN 48 are presented in Note 12 to the consolidated financial statements.
In January 2008, the FASB issued Statement 133 Implementation Issue No. E23 – Issues Involving the Application of the Shortcut Method under Paragraph 68. This implementation issue amends the accounting and reporting standards of paragraph 68 of Statement of Financial Accounting Standards (SFAS) No. 133 – Accounting for Derivative Instruments and Hedging Activities to permit use of the shortcut method for (1) swaps that have a nonzero fair value at inception, provided that the nonzero fair value at inception is attributable solely to a bid-ask spread; and (2) hedged items that have a settlement date after the swap trade date. This implementation issue is effective for hedging relationships designated on or after January 1, 2008, although adoption requires reconsideration of existing fair value hedges accounted for using the short-cut method at the date of adoption. Management is currently evaluating the effect that adoption of this implementation issue will have on the company’s consolidated financial position and results of operations upon adoption in 2008.
In December 2007, the FASB issued SFAS No. 141(R) – Business Combinations. SFAS No. 141(R) expands the definition of a business, thus increasing the number of transactions that will qualify as business combinations. SFAS No. 141(R) requires the acquirer to recognize 100 percent of an acquired business’ assets and liabilities, including goodwill and certain contingent assets and liabilities, at their fair values at the acquisition date. Contingent consideration will be recognized at fair value on the acquisition date, with changes in fair value recognized in earnings until settled. Likewise, changes in acquired tax contingencies, including those existing at the date of adoption, will be recognized in earnings if outside the maximum allocation period (generally one year). Transaction-related expenses and restructuring costs will be expensed as incurred, and any adjustments to finalize the purchase accounting allocations, even within the allocation period, will be shown as revised in the future financial statements to reflect the adjustments as if they had been recorded on the acquisition date. Finally, a gain could result in the event of a bargain purchase (acquisition of a business below the fair market value of the assets and liabilities), or a gain or loss in the case of a change in the control of an existing investment. SFAS No. 141(R) will be applied prospectively to business combinations with acquisition dates on or after January 1, 2009. Adoption is not expected to materially impact the company’s consolidated financial position or results of operations directly when it becomes effective in 2009, as the only impact that the standard will have on recorded amounts at that time is that related to disposition of uncertain tax positions related to prior acquisitions. Following the date of adoption of the standard, the resolution of such items at values that differ from recorded amounts will be adjusted through earnings, rather than through goodwill. Adoption of this statement is, however, expected to have a significant effect on how acquisition transactions subsequent to January 1, 2009 are reflected in the financial statements.
In December 2007, the FASB issued SFAS No. 160 – Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin (ARB) No. 51. SFAS No. 160 requires (1) presentation of ownership interests in subsidiaries held by parties other than the parent within equity in the consolidated statements of financial position, but separately from the parent’s equity; (2) separate presentation of the consolidated net income attributable to the parent and to the minority interest on the face of the consolidated statements of income; (3) accounting for changes in a parent’s ownership interest where the parent retains its controlling financial interest in its subsidiary as equity transactions; (4) initial measurement of the noncontrolling interest retained for any deconsolidated subsidiaries at fair value with recognition of any resulting gains or losses through earnings; and (5) additional disclosures that identify and distinguish between the interests of the parent and noncontrolling owners. SFAS No. 160 is effective for the company beginning January 1, 2009. Adoption of this statement is not expected to have a material impact on the company’s consolidated financial position and results of operations when it becomes effective in 2009, but will significantly affect the accounting for noncontrolling (or minority) interests from that date forward.
In December 2007, the EITF issued EITF Issue No. 07-1 – Accounting for Collaborative Arrangements. Issue No. 07-1 defines collaborative arrangements and establishes reporting and disclosure requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF Issue No. 07-1 is effective for the company beginning January 1, 2009. Management is currently evaluating the effect that adoption of this issue will have on the company’s consolidated financial position and results of operations when it becomes effective in 2009.
In September 2006, the FASB issued SFAS No. 157 – Fair Value Measurements, which defines fair value, establishes a framework for consistently measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, the FASB issued Staff Position (FSP) FAS 157-2, Effective Date of FASB Statement No. 157, which defers the implementation for the non-recurring nonfinancial assets and liabilities from fiscal years beginning after November 15 , 2007 to fiscal years beginning after November 15, 2008. The provisions of SFAS No. 157 will be applied prospectively. The statement provisions effective as of January 1, 2008, do not have a material effect on the company’s consolidated financial position and results of operations. Management does not believe that the remaining provisions will have a material effect on the company’s

NORTHROP GRUMMAN CORPORATION
consolidated financial position and results of operations when they become effective on January 1, 2009.
3. COMMON STOCK DIVIDENDS
On February 21, 2007, the company’s Board of Directors approved a 23 percent increase to the quarterly common stock dividends, from $.30 per share to $.37 per share, effective with the first quarter 2007 dividends.
On May 17, 2006, the company’s Board of Directors approved a 15 percent increase to the quarterly common stock dividends, from $.26 per share to $.30 per share, effective with the second quarter 2006 dividends.
On March 23, 2005, the company’s Board of Directors approved a 13 percent increase to the quarterly common stock dividends, from $.23 per share to $.26 per share, effective with the second quarter 2005 dividends.
4. BUSINESS ACQUISITIONS
2007 – In January 2007, the company acquired Essex Corporation (Essex) for approximately $590 million in cash, including estimated transaction costs of $15 million, and the assumption of debt totaling $23 million. Essex provides signal processing services and products, and advanced optoelectronic imaging for U.S. government intelligence and defense customers. The operating results of Essex are reported in the Mission Systems segment. The assets, liabilities, and results of operations of Essex were not material to the company’s consolidated financial position or results of operations, and thus pro-forma information is not presented.
In July 2007, the company and Science Applications International Corporation (SAIC) reorganized their joint venture AMSEC, LLC (AMSEC), by dividing AMSEC along customer and product lines. AMSEC is a full-service supplier that provides engineering, logistics and technical support services primarily to Navy ship and aviation programs. Under the reorganization plan, the company retained the ship engineering, logistics and technical service businesses under the AMSEC name (the AMSEC Businesses) and, in exchange, SAIC received the aviation, combat systems and strike force integration services businesses from AMSEC (the Divested Businesses). This reorganization was treated as a step acquisition for the acquisition of SAIC’s interests in the AMSEC Businesses, with the company recognizing a pre-tax gain of $23 million for the effective sale of its interests in the Divested Businesses. The operating results of the AMSEC Businesses and transaction gain have been reported in the Ships segment. Prior to the reorganization, the company accounted for AMSEC, LLC under the equity method. The assets, liabilities, and results of operations of the AMSEC Businesses were not material to the company’s consolidated financial position or results of operations, and thus pro-forma information is not presented. The consolidated financial statements reflect preliminary estimates of the fair value of the assets acquired and liabilities assumed and the related allocation of the purchase price for the entities acquired. Management does not expect adjustments to these estimates, if any, to have a material effect on the company’s consolidated financial position or results of operations.
During the third quarter of 2007, the company acquired Xinetics Inc., reported in the Space Technology segment, and the remaining 61 percent of Scaled Composites, LLC, reported in the Integrated Systems segment, for an aggregate amount of approximately $100 million in cash. The assets, liabilities, and results of operations of these entities were not material to the company’s consolidated financial position or results of operations, and thus pro-forma information is not presented. The consolidated financial statements reflect preliminary estimates of the fair value of the assets acquired and liabilities assumed and the related allocation of the purchase price for the entities acquired. Management does not expect adjustments to these estimates, if any, to have a material effect on the company’s consolidated financial position or results of operations.
2006 – There were no significant acquisitions during 2006.
2005 – The company acquired Confluent RF Systems Corporation , reported in the Integrated Systems segment, for $42 million in cash, which included transaction costs of $2 million, and Integic Corporation, reported in the Information Technology segment, for $319 million in cash, which included transaction costs of $6 million.
5. BUSINESS DISPOSITIONS
In March 2008, the company signed a definitive agreement to sell its Electro-Optical Systems business for $175 million in cash to L-3 Communications Corporation. The transaction closed in April 2008 and the company recognized a small after-tax gain. Electro-Optical Systems, formerly part of the company’s Electronics segment, produces night vision and applied optics products. Sales and after tax (loss) earnings for the business for the years ended December 31, 2007, 2006, and 2005 were approximately $190 million and ($8) million, $122 million and ($20) million, and $114 million and ($17) million, respectively. Operating results of this business are reported as discontinued operations in the consolidated statements of income, for all periods presented. The accompanying financial information previously reported in the Annual Report on Form 10-K filed on February 20, 2008 has been recast to reflect the

NORTHROP GRUMMAN CORPORATION
disposition.
2007 – During the second quarter of 2007, management announced its decision to exit the remaining ITD business reported within the Electronics segment. Sales for this business for the years ended December 31, 2007, 2006, and 2005, were $14 million, $35 million, and $89 million, respectively. The shut-down was completed during the third quarter of 2007 and costs associated with the shutdown were not material. The results of this business are reported as discontinued operations in the consolidated statements of income, for all periods presented.
2006 – The company sold the assembly business unit of ITD during the first quarter of 2006 and Winchester Electronics (Winchester) during the second quarter of 2006 for net cash proceeds of $26 million and $17 million, respectively, and recognized after-tax gains of $4 million and $2 million, respectively, in discontinued operations. The results of operations of the assembly business unit of ITD are reported as discontinued operations in the consolidated statements of income, for all periods presented. The results of operations of Winchester, reported in the Electronics segment, were not material to any of the periods presented and have therefore not been reclassified as discontinued operations.
During the second quarter of 2006, the Enterprise Information Technology business, formerly reported in the Information Technology segment, was shut down and costs associated with the exit activities were not material. The results of operations of this business are reported as discontinued operations in the consolidated statements of income, for all periods presented.
2005 – The company sold Teldix GmbH (Teldix) for $57 million in cash and recognized an after-tax gain of $14 million in discontinued operations. The results of operations of Teldix, reported in the Electronics segment, were not material to any of the periods presented and have therefore not been reclassified as discontinued operations.
Discontinued Operations – Sales and operating results of the businesses classified within discontinued operations were as follows:

	Year ended December 31
$ in millions	2007	2006	2005

Sales and service revenues	$204	$313	$857

Loss from discontinued operations	(32)	(69)	(48)

Income tax benefit	11	24	18

Loss from discontinued operations, net of tax	(21)	(45)	(30)

(Loss) gain from divestitures		11	24

Income tax expense		(17)	(7)

(Loss) gain from discontinued operations, net of tax	$(21)	$(51)	$(13)

Tax rates on discontinued operations vary from the company’s effective tax rate due to the non-deductibility of goodwill for tax purposes.
6. SEGMENT INFORMATION
The company is aligned into seven reportable segments categorized into four primary businesses. The Mission Systems, Information Technology, and Technical Services segments are presented as Information & Services. The Integrated Systems and Space Technology segments are presented as Aerospace. The Electronics and Ships segments are each presented as separate businesses. Newport News and Ship Systems are aggregated and reported as the Ships business in accordance with the provisions of SFAS No. 131 – Disclosures about Segments of an Enterprise and Related Information.
Information & Services
Mission Systems – Mission Systems is a leading global systems integrator of complex, mission-enabling systems for government, military, and business clients. Products and services are focused on the fields of Command, Control, Communications, Computers and Intelligence (C4I) missile and air defense, airborne reconnaissance, intelligence management and processing, and decision support systems.
Information Technology – Information Technology is a premier provider of IT systems engineering and systems integration for the DoD, national intelligence, federal, civilian, state and local agencies, and commercial customers.

NORTHROP GRUMMAN CORPORATION
Technical Services – Technical Services is a leading provider of logistics, infrastructure, and sustainment support, while also providing a wide array of technical services including training and simulation.
Aerospace
Integrated Systems – Integrated Systems is a leader in the design, development, and production of airborne early warning, electronic warfare and surveillance systems, and battlefield management systems, as well as manned and unmanned tactical and strike systems.
Space Technology – Space Technology develops and integrates a broad range of systems at the leading edge of space, defense, and electronics technology. The segment supplies products primarily to the U.S. Government that play an important role in maintaining the nation’s security and leadership in science and technology. Space Technology’s business areas focus on the design, development, manufacture, and integration of satellite systems and subsystems, electronic and communications payloads, missile systems, and high energy laser systems and subsystems.
Electronics
Electronics is a leading designer, developer, manufacturer and integrator of a variety of advanced electronic and maritime systems for national security and select non-defense applications. Electronics provides systems to U.S. and international customers for such applications as airborne surveillance, aircraft fire control, precision targeting, electronic warfare, automatic test equipment, inertial navigation, integrated avionics, space sensing, intelligence processing, air traffic control, air and missile defense, communications, mail processing, biochemical detection, ship bridge control, and shipboard components.
Ships
Ships is the nation’s sole industrial designer, builder, and refueler of nuclear-powered aircraft carriers and one of only two companies capable of designing and building nuclear-powered submarines for the U.S. Navy. Ships is also one of the nation’s leading full service systems providers for the design, engineering, construction, and life cycle support of major surface ships for the U.S. Navy, U.S. Coast Guard, international navies, and for commercial vessels of all types.
Summary Segment Financial Information
U.S. Government Sales – In the following table of segment and major customer data, revenue from the U.S. Government includes revenue from contracts for which Northrop Grumman is the prime contractor as well as those for which the company is a subcontractor and the ultimate customer is the U.S. Government.
Foreign Sales – Direct foreign sales amounted to approximately $1.7 billion, $1.6 billion, and $1.7 billion, or 5.5 percent, 5.2 percent, and 5.5 percent of total revenue for the years ended December 31, 2007, 2006, and 2005, respectively.
Discontinued Operations – The company’s discontinued operations are excluded from all of the data elements in the following tables, except for assets by segment.
Assets – Substantially all of the company’s assets are located or maintained in the United States.
Realignments – The company, from time to time, acquires or disposes of businesses, and realigns contracts, programs or business areas among and within its operating segments that possess similar customers, expertise, and capabilities. These realignments are designed to more fully leverage existing capabilities and enhance development and delivery of products and services. In January 2007, certain programs and business areas were transferred between Information Technology, Mission Systems, Space Technology, and Technical Services. The sales and segment operating margin in the following tables have been revised, where applicable, to reflect these realignments for all periods presented.
Subsequent Realignments – In January 2008, the Newport News and Ship Systems businesses were realigned into a single segment called Northrop Grumman Shipbuilding to enable the company to more effectively utilize its shipbuilding assets and deploy its talented shipbuilders, processes, technologies, production facilities and planned capital investment to meet customer needs. Previously, these businesses were separate operating segments which were aggregated into a single segment for financial reporting purposes.
During the second quarter of 2008, the company transferred certain programs and assets comprising the missiles business in the Mission Systems segment to the Space Technology segment. This transfer allows Mission Systems to focus on the rapidly growing

NORTHROP GRUMMAN CORPORATION
command, control, communications, computers, intelligence, surveillance, and reconnaissance business, and the missiles business will be an integrated element of the company’s Aerospace business growth strategy. In addition, certain Electronics businesses were transferred to Mission Systems effective during the first quarter of 2008.
The accompanying financial information previously reported in the Annual Report on Form 10-K filed on February 20, 2008 has been recast to reflect these subsequent realignments.
Results of Operations By Segment and Major Customer

	Year ended December 31
$ in millions	2007	2006	2005

Sales and Service Revenues
Information & Services
Mission Systems
United States Government	$4,428	$4,100	$3,990
Other customers	251	183	172
Intersegment sales	398	421	433

	5,077	4,704	4,595

Information Technology
United States Government	3,298	3,063	2,921
Other customers	1,042	761	683
Intersegment sales	146	138	132

	4,486	3,962	3,736

Technical Services
United States Government	1,793	1,483	1,282
Other customers	92	103	80
Intersegment sales	292	272	255

	2,177	1,858	1,617

Aerospace
Integrated Systems
United States Government	4,789	5,277	5,272
Other customers	205	169	170
Intersegment sales	73	54	47

	5,067	5,500	5,489

Space Technology
United States Government	4,061	3,746	3,828
Other customers	67	87	66
Intersegment sales	48	36	15

	4,176	3,869	3,909

Electronics
United States Government	4,443	3,989	3,917
Other customers	1,585	1,720	1,657
Intersegment sales	500	558	683

	6,528	6,267	6,257

Ships
United States Government	5,749	5,263	5,727
Other customers	25	48	57
Intersegment sales	14	10	2

	5,788	5,321	5,786

Intersegment eliminations	(1,471)	(1,490)	(1,525)

Total sales and service revenues	$31,828	$29,991	$29,864

NORTHROP GRUMMAN CORPORATION
Other Financial Information

	Year ended December 31
$ in millions	2007	2006	2005

Operating Margin
Information & Services
Mission Systems	$508	$451	$370
Information Technology	329	342	322
Technical Services	120	120	100
Aerospace
Integrated Systems	591	551	499
Space Technology	329	311	284
Electronics	813	786	725
Ships	538	393	249
Other
Intersegment eliminations	(113)	(117)	(101)

Total segment operating margin	3,115	2,837	2,448
Non-segment factors affecting operating margin
Unallocated expenses	(224)	(306)	(200)
Net pension expense	127	(37)	(21)

Total operating margin	$3,018	$2,494	$2,227

Unallocated Expenses – Unallocated expenses includes the portion of corporate expenses not considered allowable or allocable under applicable U.S. Government Cost Accounting Standards (CAS) regulations and the Federal Acquisition Regulation, and therefore not allocated to the segments, such as management and administration, legal, environmental, certain compensation and retiree benefits, and other expenses.
Net Pension Adjustment – The net pension adjustment reflects the difference between pension expense determined in accordance with accounting principles generally accepted in the United States of America and pension expense allocated to the operating segments determined in accordance with CAS.

	December 31,
$ in millions	2007	2006

Assets
Information & Services
Mission Systems	$5,965	$4,872
Information Technology	3,576	3,289
Technical Services	1,133	1,108
Aerospace
Integrated Systems	2,217	2,202
Space Technology	4,016	4,484
Electronics	5,183	5,340
Ships	6,874	6,946

Segment assets	28,964	28,241
Corporate	4,409	3,768

Total assets	$33,373	$32,009

NORTHROP GRUMMAN CORPORATION
Other Financial Information (Continued)

	Year ended December 31
$ in millions	2007	2006	2005

Capital Expenditures
Information & Services
Mission Systems	$43	$50	$68
Information Technology	42	32	35
Technical Services	9	4	5
Aerospace
Integrated Systems	100	119	142
Space Technology	109	106	110
Electronics	120	121	157
Ships	247	287	266
Corporate	12	13	33

Total capital expenditures	$682	$732	$816

Depreciation and Amortization
Information & Services
Mission Systems	$56	$39	$60
Information Technology	64	46	49
Technical Services	7	7	8
Aerospace
Integrated Systems	108	110	102
Space Technology	131	130	141
Electronics	176	206	243
Ships	170	153	155
Corporate	15	12	12

Total depreciation and amortization	$727	$703	$770

7.  EARNINGS PER SHARE
Basic Earnings Per Share – Basic earnings per share from continuing operations are calculated by dividing income from continuing operations available to common shareholders by the weighted-average number of shares of common stock outstanding during each period.
Diluted Earnings Per Share – Diluted earnings per share include the dilutive effect of stock options and other stock awards granted to employees under stock-based compensation plans, and for 2007 and 2006, 6.4 million dilutive shares from the company’s mandatorily redeemable convertible series B preferred stock (Note 14). The dilutive effect of these potential common stock instruments totaled 12.6 million, 12.9 million, and 6.7 million shares for the years ended December 31, 2007, 2006, and 2005, respectively. The weighted-average diluted shares outstanding for the years ended December 31, 2007, 2006, and 2005, exclude stock options to purchase approximately 59 thousand shares, 8 thousand shares, and 4 million shares, respectively, because such options have an exercise price in excess of the average market price of the company’s common stock during the year.

NORTHROP GRUMMAN CORPORATION
Diluted earnings per share from continuing operations are calculated as follows:

	December 31,
in millions, except per share	2007	2006	2005

Diluted Earnings Per Share From Continuing Operations
Income from continuing operations	$1,811	$1,593	$1,414
Add dividends on mandatorily redeemable convertible preferred stock	24	24

Income from continuing operations available to common shareholders	$1,835	$1,617	$1,414

Weighted-average common shares outstanding	341.7	345.7	356.5
Dilutive effect of stock options, awards, and mandatorily redeemable convertible
preferred stock	12.6	12.9	6.7

Weighted-average diluted common shares outstanding	354.3	358.6	363.2

Diluted earnings per share from continuing operations	$5.18	$4.51	$3.89

Share Repurchases – The table below summarizes the company’s share repurchases beginning January 1, 2005:

	Amount		Total Shares		Shares Repurchased
	Authorized	Average Price Per	Retired		(in millions)
Authorization Date	(in billions)	Share	(in millions)	Date Completed	2007	2006	2005

October 26, 2004	$1.0	$54.83	18.2	September 2005			12.7
October 24, 2005	1.5	65.08	23.0	February 2007	2.3	11.6	9.1
December 14, 2006	1.0	75.96	13.1	November 2007	13.1
December 20, 2007	2.5

					15.4	11.6	21.8

As part of the share repurchase programs, the company has entered into four separate accelerated share repurchase agreements since November 2005, with two different banks (the Banks) to repurchase shares of common stock. In each case, shares were immediately borrowed by the Banks that were then sold to and canceled by the company. Subsequently, shares were purchased in the open market by the Banks to settle their share borrowings. Under these arrangements, the cost of the company’s share repurchases was subject to adjustment based on the actual cost of the shares subsequently purchased by the Banks. If an additional amount was owed by the company upon settlement, the price adjustment could have been settled, at the company’s option, in cash or in shares of common stock.
The table below summarizes the accelerated share repurchase transactions:

						Dollar
						Amount of
	Shares	Purchase		Final Price	Final Average	Shares
	Repurchased	Price Per		Adjustment	Purchase Price	Repurchased
Agreement Date	(in millions)	Share	Completion Date	(in millions)	Per Share	(in millions)

November 4, 2005	9.1	$55.15	March 1, 2006	$37	$59.05	$537
March 6, 2006	11.6	64.78	May 26, 2006	37	68.01	788
February 21, 2007	8.0	75.29	June 7, 2007	(8)	73.86	592
July 30, 2007	6.5	77.12	September 17, 2007	2	77.27	502
Share repurchases take place at management’s discretion or under pre-established non-discretionary programs from time to time, depending on market conditions, in the open market, and in privately negotiated transactions. The company retires its common stock upon repurchase and has not made any purchases of common stock other than in connection with these publicly announced repurchase programs.
As of December 31, 2007, the company has authorization to repurchase $2.5 billion shares of its common stock.

NORTHROP GRUMMAN CORPORATION
8.  ACCOUNTS RECEIVABLE, NET
Unbilled amounts represent sales for which billings have not been presented to customers at year-end. These amounts are usually billed and collected within one year. Progress payments are received on a number of fixed-price contracts.
Accounts receivable at December 31, 2007, are expected to be collected in 2008, except for approximately $262 million due in 2009 and $118 million due in 2010 and later.
Allowances for doubtful amounts mainly represent estimates of overhead costs which may not be successfully negotiated and collected.
Accounts receivable were composed of the following:

	December 31,
$ in millions	2007	2006

Due From U.S. Government, Long-Term Contracts
Billed	$1,158	$1,054
Unbilled	38,867	33,004
Progress payments received	(37,477)	(31,637)

	2,548	2,421

Due From Other Customers, Long-Term Contracts
Billed	305	212
Unbilled	3,228	2,975
Progress payments received	(2,712)	(2,390)

	821	797

Total due, long-term contracts	3,369	3,218

Trade And Other Accounts Receivable
Due from U.S. Government	530	473
Due from other customers	462	226
Progress payments received	(285)	(58)

Total due, trade and other	707	641

	4,076	3,859
Allowances for doubtful amounts	(286)	(308)

Total accounts receivable, net	$3,790	$3,551

9.  INVENTORIED COSTS, NET
Inventoried costs were composed of the following:

	December 31,
$ in millions	2007	2006

Production costs of contracts in process	$1,909	$1,949
General and administrative expenses	172	184

	2,081	2,133
Progress payments received	(1,345)	(1,223)

	736	910
Product inventory	264	217

Total inventoried costs, net	$1,000	$1,127

NORTHROP GRUMMAN CORPORATION
10. GOODWILL AND OTHER PURCHASED INTANGIBLE ASSETS
Goodwill
Goodwill and other purchased intangible assets are included in the identifiable assets of the segment to which they have been assigned. Impairment tests are performed at least annually and more often as circumstances require. Any goodwill impairment, as well as the amortization of other purchased intangible assets, is charged against the respective segment’s operating margin. The annual impairment test for all segments was performed as of November 30, 2007, with no indication of impairment. In performing the goodwill impairment tests, the company uses a discounted cash flow approach corroborated by comparative market multiples, where appropriate, to determine the fair value of reporting units.
The changes in the carrying amounts of goodwill during 2007 and 2006, are as follows:

	Mission	Information	Technical	Integrated	Space
$ in millions	Systems	Technology	Services	Systems	Technology	Electronics	Ships	Total

Balance as of January 1, 2006	$4,256	$2,649		$992	$3,295	$2,575	$3,616	$17,383
Goodwill transferred due to segment realignment	(336)	(403)	$792	(13)		(40)		–
Fair value adjustments to net assets acquired	(37)	(27)	(5)	(3)	(41)	(19)	(32)	(164)

Balance as of December 31, 2006	3,883	2,219	787	976	3,254	2,516	3,584	17,219
Goodwill transferred due to segment realignment	346		34		(380)			–
Goodwill acquired	522			47	37		57	663
Adjustment to initially apply FIN 48	(22)	(7)	(3)		(18)	(1)	(12)	(63)
Fair value adjustments to net assets acquired	(52)	(28)	(8)	(2)	(41)	(1)	(15)	(147)

Balance as of December 31, 2007	$4,677	$2,184	$810	$1,021	$2,852	$2,514	$3,614	$17,672

Segment Realignment – Effective in January 2007, the Software Defined Radios business area was transferred from Space Technology to Mission Systems and Technical Services. As a result of this realignment, goodwill of approximately $380 million was reallocated among these three segments. Effective January 1, 2006, the company realigned businesses among four of its operating segments to form a new segment. As a result of this realignment, goodwill of approximately $792 million was reallocated among these five segments.
Fair Value Adjustments to Net Assets Acquired – For 2007, the fair value adjustments were primarily due to the favorable settlement of Internal Revenue Service (IRS) audits and a claim for a tax refund. For 2006, the fair value adjustments were primarily due to the favorable settlement of IRS audits and the realization of additional capital loss carryforward tax assets.
Purchased Intangible Assets
The table below summarizes the company’s aggregate purchased intangible assets as follows:

	December 31, 2007			December 31, 2006
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
$ in millions	Amount	Amortization	Amount	Amount	Amortization	Amount

Contract and program intangibles	$2,661	$(1,616)	$1,045	$2,594	$(1,487)	$1,107
Other purchased intangibles	100	(71)	29	100	(68)	32

Total	$2,761	$(1,687)	$1,074	$2,694	$(1,555)	$1,139

The company’s purchased intangible assets are subject to amortization and are being amortized on a straight-line basis over an aggregate weighted-average period of 21 years. Aggregate amortization expense for 2007, 2006, and 2005, was $132 million, $134 million, and $216 million, respectively.

NORTHROP GRUMMAN CORPORATION
The table below shows expected amortization for purchased intangibles as of December 31, 2007, for each of the next five years:

$ in millions

Year ending December 31
2008	$122
2009	112
2010	92
2011	54
2012	52

11. FAIR VALUE OF FINANCIAL INSTRUMENTS
Carrying amounts and the related estimated fair values of the company’s financial instruments at December 31 are as follows:

	2007		2006
	Carrying	Fair	Carrying	Fair
$ in millions	Amount	Value	Amount	Value

Cash and cash equivalents	$963	$963	$1,015	$1,015
Investments in marketable securities	258	258	208	208
Cash surrender value of life insurance policies	315	315	290	290
Short-term notes payable	(26)	(26)	(95)	(95)
Long-term debt	(4,029)	(4,488)	(4,067)	(4,562)
Mandatorily redeemable preferred stock	(350)	(510)	(350)	(459)
Interest rate swaps	4	4	(8)	(8)
Foreign currency forward contracts	4	4

Short-Term Instruments – For cash and cash equivalents and amounts borrowed under the company’s short-term credit lines, the carrying amounts approximate fair value, due to the short-term nature of these items.
Investments in Marketable Securities – The company holds a portfolio of securities, primarily consisting of equity securities that are classified as trading.
Cash Surrender Value of Life Insurance Policies – The company maintains whole life insurance policies on a group of executives in connection with deferred compensation arrangements. These policies are recorded at their cash surrender value as determined by the insurance carrier. Additionally, the company has policies with split dollar arrangements which are recorded at the lesser of their cash surrender value or premiums paid. The amounts associated with these policies are recorded in miscellaneous other assets in the consolidated statements of financial position.
Long-Term Debt – The fair value of the long-term debt was calculated based on interest rates available for debt with terms and due dates similar to the company’s existing debt arrangements.
Mandatorily Redeemable Preferred Stock – The fair value of the mandatorily redeemable preferred stock was calculated based on the closing market price quoted on the New York Stock Exchange at December 31, 2007, and 2006, respectively.
Interest Rate Swaps – The company has from time to time entered into interest rate swap agreements to mitigate interest rate risk. As described in Note 1, two interest rate swap agreements were in effect at December 31, 2007, and 2006.
Foreign Currency Forward Contracts – The company enters into foreign currency forward contracts to manage foreign currency exchange risk related to receipts from customers and payments to suppliers denominated in foreign currencies. Gains and losses from such transactions are included as contract costs.

NORTHROP GRUMMAN CORPORATION
12. INCOME TAXES
The company’s effective tax rates on income from continuing operations were 33 percent, 31 percent, and 32 percent for the years ended December 31, 2007, 2006, and 2005, respectively. During 2007, the company reached a partial settlement agreement with the IRS regarding its audit of the company’s tax years ended December 31, 2001 through 2003 (see below). During 2006, the company reached final approval with the IRS regarding its audit of the company’s B-2 program for the years ended December 31, 1997 through December 31, 2000. As a result, during 2007 and 2006, the company recognized net tax benefits of $22 and $48 million, respectively, due to the reversal of previously established expense provisions. The company also recognized a net tax benefit of $18 million in 2006 related to tax credits associated with qualified wages paid to employees affected by Hurricane Katrina.
Income tax expense, both federal and foreign, consisted of the following:

	Year ended December 31
$ in millions	2007	2006	2005

Income Taxes on Continuing Operations
Currently Payable
Federal income taxes	$675	$538	$513
Foreign income taxes	42	27	27

Total federal and foreign income taxes currently payable	717	565	540
Change in deferred federal and foreign income taxes	170	158	139

Total federal and foreign income taxes	$887	$723	$679

The geographic source of income from continuing operations before income taxes is as follows:

	Year ended December 31
$ in millions	2007	2006	2005

Domestic income	$2,607	$2,244	$2,017
Foreign income	91	72	75

Income from continuing operations before income taxes	$2,698	$2,316	$2,092

Income tax expense differs from the amount computed by multiplying the statutory federal income tax rate times the income from continuing operations before income taxes due to the following:

	Year ended December 31
$ in millions	2007	2006	2005

Income tax expense on continuing operations at statutory rate	$944	$811	$732
Manufacturing deduction	(19)	(9)	(9)
Research tax credit	(14)	(3)	(3)
Extraterritorial income exclusion/foreign sales corporation		(6)	(6)
Wage credit		(18)
Settlement of IRS appeals cases	(22)	(55)	(27)
Other, net	(2)	3	(8)

Total federal and foreign income taxes	$887	$723	$679

Uncertain Tax Positions – The company adopted the provisions of FIN 48 in 2007. As a result of the implementation of FIN 48, the company made a comprehensive review of its portfolio of uncertain tax positions in accordance with recognition standards established by FIN 48. In this regard, an uncertain tax position represents the company’s expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return or claim, that has not been reflected in measuring income tax expense for financial reporting purposes. Until these positions are sustained by the taxing authorities, the company has not recognized the tax benefits resulting from such positions and reports the tax effects as a liability for uncertain tax positions in its consolidated statements of financial position. The company recognizes interest accrued related to unrecognized tax benefits in income tax expense. Penalties, if probable and reasonably estimable, are recognized as a component of income tax expense.
As a result of this review, the company adjusted the estimated value of its uncertain tax positions on January 1, 2007, by recognizing additional liabilities totaling $66 million through a charge to retained earnings, and reducing the carrying value of uncertain tax

NORTHROP GRUMMAN CORPORATION
positions resulting from prior acquisitions by $63 million through a reduction of goodwill. Upon the adoption of FIN 48 at January 1, 2007, the estimated value of the company’s uncertain tax positions was a liability of $514 million, which includes accrued interest of $55 million. If the company’s positions are sustained by the taxing authority in favor of the company, approximately $331 million would be treated as a reduction of goodwill, and the balance of $183 million would reduce the company’s effective tax rate.
As of December 31, 2007, the estimated value of the company’s uncertain tax positions was a liability of $554 million, which includes accrued interest of $68 million. If the company’s positions are sustained by the taxing authority in favor of the company, approximately $394 million would be treated as a reduction of goodwill, and the balance of $160 million would reduce the company’s effective tax rate.
The change in unrecognized tax benefits during 2007, excluding interest, is as follows:

Unrecognized
$ in millions	Tax Benefit

Balance at January 1, 2007	$459

Additions based on tax positions related to the current year	18
Additions for tax positions of prior years	85
Reductions for tax positions of prior years	(57)
Settlements	(17)

Net change in unrecognized tax benefits	29

Balance at December 31, 2007	$488

In connection with the IRS examination of the company’s income tax returns for the years ended 2001 through 2003, the company reached a partial settlement agreement with the IRS at the examination level during 2007. In January 2008, the company reached a tentative partial settlement agreement with IRS Appeals on substantially all of the remaining issues for the audit of the years 2001 – 2003. This agreement is subject to review by the Congressional Joint Committee on Taxation (Joint Committee). Although the final outcome is not determinable until the Joint Committee completes its review, during 2008, it is reasonably possible that a reduction to unrecognized tax benefits of up to $59 million may occur, which could result in a reduction to tax expense of $10 million. Also as part of the tentative partial agreement, the company anticipates that the net capital loss carryforward benefit will be reduced by $346 million.
In addition, pursuant to the company’s merger with TRW in December 2002, the company is liable for tax deficiencies of TRW and its subsidiaries prior to the merger. The IRS examined the TRW income tax returns for the years ended 1999 through the date of the merger and asserted tax deficiencies for those years to which the company took exception. The 1999 through 2002 TRW audit deficiencies are currently under consideration at IRS Appeals. In January 2008 the company and the IRS reached a tentative agreement with respect to the proposed tax deficiencies. Although the final outcome is not determinable until the Joint Committee completes its review, during 2008 it is reasonably possible that a reduction to unrecognized tax benefits of up to $82 million may occur, all of which would result in a reduction to goodwill.
The company’s federal tax returns for the years 2004 through 2006 are currently under examination by the IRS. In addition, open tax years related to state and foreign jurisdictions remain subject to examination but are not considered material.
Although the company believes it has adequately provided for all tax positions, amounts asserted by taxing authorities could be greater than the company’s accrued position. Accordingly, additional provisions on federal, foreign and state tax related matters could be recorded in the future as revised estimates are made or the underlying matters are effectively settled or otherwise resolved.
During the year ended December 31, 2007, the company recorded approximately $14 million for tax-related interest and penalties.
Deferred Income Taxes – Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and tax purposes. Such amounts are classified in the consolidated statements of financial position as current or noncurrent assets or liabilities based upon the classification of the related assets and liabilities.

NORTHROP GRUMMAN CORPORATION
The tax effects of significant temporary differences and carryforwards that gave rise to year-end deferred federal, state and foreign tax balances, as presented in the consolidated statements of financial position, are as follows:

	December 31,
$ in millions	2007	2006

Deferred Tax Assets
Retirement benefit plan expense	$610	$1,067
Provision for accrued liabilities	796	693
Tax credits and carryforwards
Capital loss	592	1,120
Foreign income tax credit		180
Other	462	415

Gross deferred tax assets	2,460	3,475
Less valuation allowance	(592)	(1,300)

Net deferred tax assets	1,868	2,175

Deferred Tax Liabilities
Provision for accrued liabilities	61	37
Contract accounting differences	284
Purchased intangibles	327	292
Depreciation and amortization	418	533
Goodwill amortization	505	444

Gross deferred tax liabilities	1,595	1,306

Total net deferred tax assets	$273	$869

Net deferred tax assets (liabilities) as presented in the consolidated statements of financial position are as follows:

	December 31,
$ in millions	2007	2006

Net current deferred tax assets	$542	$706
Net non-current deferred tax assets	65	165
Net current deferred tax liabilities	(4)	(2)
Net non-current deferred tax liabilities	(330)

Total net deferred tax assets	$273	$869

Foreign Income – Deferred income taxes have not been provided on accumulated undistributed earnings of foreign subsidiaries of $358 million at December 31, 2007, as the company intends to permanently reinvest these earnings, thereby indefinitely postponing their remittance. Should these earnings be distributed in the form of dividends or otherwise, the distributions would be subject to U.S. federal income tax at the statutory rate of 35 percent, less foreign tax credits applicable to such distributions, if any. In addition, such distributions would be subject to withholding taxes in the various tax jurisdictions.
Tax Carryforwards – The company has a capital loss tax carryforward at December 31, 2007, against which a full valuation allowance has been recorded. The majority of the capital loss carryforward, which primarily arose from the sale of TRW Auto, will expire in 2008. In connection with the partial settlement agreement reached during 2007 for the tax return years ended 2001 through 2003, the capital loss carryforward and related valuation allowance decreased by $528 million during 2007. Future reductions to the valuation allowance resulting from the recognition of tax benefits, if any, will reduce goodwill. During 2007, foreign income tax credit carryforward items of $180 million were utilized and, as a result, the foreign tax credit carryforward and the associated valuation allowance were reversed.
13. NOTES PAYABLE TO BANKS AND LONG-TERM DEBT
Lines of Credit – The company has available short-term credit lines in the form of money market facilities with several banks. The amount and conditions for borrowing under these credit lines depend on the availability and terms prevailing in the marketplace. No fees or compensating balances are required for these credit facilities.
Credit Facility – In August of 2005, the company entered into a credit agreement which provides for a five-year revolving credit facility in an aggregate principal amount of $2 billion. The credit facility permits the company to request additional lending commitments from the lenders under the agreement or other eligible lenders under certain circumstances, and thereby

NORTHROP GRUMMAN CORPORATION
increase the aggregate principal amount of the lending commitments under the agreement by up to an additional $500 million. The agreement provides for swingline loans and letters of credit as sub-facilities for the credit facilities provided for in the agreement. Borrowings under the credit facility bear interest at various rates, including the London Interbank Offered Rate, adjusted based on the company’s credit rating, or an alternate base rate plus an incremental margin. The credit facility also requires a facility fee based on the daily aggregate amount of commitments (whether or not utilized) and the company’s credit rating level. The company’s credit agreement contains certain financial covenants relating to a maximum debt to capitalization ratio, and certain restrictions on additional asset liens, unless permitted by the agreement. In August of 2007, the company entered into an amended and restated credit agreement amending the company’s 2005 credit agreement. The agreement extends the maturity date of the credit facility from August 5, 2010 to August 10, 2012 and provides improved pricing terms, reduced facility fees, and full availability of the facility for letters of credit. At December 31, 2007, and 2006, there was no balance outstanding under this facility. There was a maximum of $350 million borrowed under this facility during 2007 and no borrowings during 2006. As of December 31, 2007, the company was in compliance with all covenants.
Concurrent with the effectiveness of the 2005 credit agreement, the prior credit agreement, for $2.5 billion, was terminated. No principal or interest was outstanding or accrued and unpaid under the prior credit agreement on its termination date.
Gulf Opportunity Zone Industrial Development Revenue Bonds – In December 2006, Ships entered into a loan agreement with the Mississippi Business Finance Corporation (MBFC) under which Ships received access to $200 million from the issuance of Gulf Opportunity Zone Industrial Development Revenue Bonds by the MBFC. The loan accrues interest payable semi-annually at a fixed rate of 4.55 percent per annum. The company’s obligation related to these bonds is recorded in long-term debt in the consolidated statements of financial position. The bonds are subject to redemption at the company’s discretion on or after December 1, 2016, and will mature on December 1, 2028. The bond issuance proceeds must be used to finance the construction, reconstruction, and renovation of the company’s interest in certain ship manufacturing and repair facilities, or portions thereof, located in the state of Mississippi. As of December 31, 2007 and 2006, approximately $140 million and $73 million, respectively, was used by Ships and the remaining $60 million and $127 million, respectively, was recorded in miscellaneous other assets as restricted cash in the consolidated statements of financial position. Repayment of the bonds is guaranteed by the company.
Long-term debt consisted of the following:

	December 31,
$ in millions	2007	2006

Notes and debentures due 2008 to 2036, rates from 6.25% to 9.375%	$3,705	$3,777
Other indebtedness due 2008 to 2028, rates from 4.55% to 8.5%	324	290

Total long-term debt	4,029	4,067
Less current portion	111	75

Long-term debt, net of current portion	$3,918	$3,992

Indentures underlying long-term debt issued by the company or its subsidiaries contain various restrictions with respect to the issuer, including one or more restrictions relating to limitations on liens, sale-leaseback arrangements, and funded debt of subsidiaries.
Maturities of long-term debt as of December 31, 2007, are as follows:

$ in millions

Year Ending December 31
2008	$111
2009	473
2010	91
2011	773
2012	3
Thereafter	2,538

Total principal payments	3,989
Unamortized premium on long-term debt, net of discount	40

Total long-term debt	$4,029

NORTHROP GRUMMAN CORPORATION
The premium on long-term debt primarily represents non-cash fair market value adjustments resulting from acquisitions, which are amortized over the life of the related debt.
14. MANDATORILY REDEEMABLE SERIES B CONVERTIBLE PREFERRED STOCK
The company issued 3.5 million shares of mandatorily redeemable Series B convertible preferred stock in April 2001. Each share of Series B preferred stock has a liquidation value of $100 per share. The liquidation value, plus accrued but unpaid dividends, is payable on April 4, 2021, the mandatory redemption date. The company has the option to redeem all, but not less than all, of the shares of Series B preferred stock at any time after seven years from the date of issuance for a number of shares of the company’s common stock equal to the liquidation value plus accrued and unpaid dividends divided by the current market price of common stock determined in relation to the date of redemption. Under this option, had the redemption taken place at December 31, 2007, each share would have been converted into 1.261 shares of common stock. Each share of preferred stock is convertible, at any time, at the option of the holder into the right to receive shares of the company’s common stock. Initially, each share was convertible into .911 shares of common stock, subject to adjustment in the event of certain dividends and distributions, a stock split, a merger, consolidation or sale of substantially all of the company’s assets, a liquidation or distribution, and certain other events. Had the conversion taken place at December 31, 2007, each share would have been converted into 1.822 shares of common stock. Holders of preferred stock are entitled to cumulative annual cash dividends of $7 per share, payable quarterly. Upon liquidation of the company, each share of preferred stock is entitled to a liquidation preference before any distribution may be made on the company’s common stock or any series of capital stock that is junior to the Series B preferred stock. In the event of a change in control of the company, holders of Series B preferred stock also have specified exchange rights into common stock of the company or into specified securities or property of another entity participating in the change in control transaction.
As of December 31, 2007, 10 million shares of preferred stock are authorized, of which 3.5 million shares designated as Series B preferred are issued and outstanding. No other shares of preferred stock are issued and outstanding.
Subsequent Event – On February 20, 2008, the company’s Board of Directors approved the redemption of the Series B convertible preferred stock on April 4, 2008.
15. LITIGATION
U.S. Government Investigations and Claims – Departments and agencies of the U.S. Government have the authority to investigate various transactions and operations of the company, and the results of such investigations may lead to administrative, civil or criminal proceedings, the ultimate outcome of which could be fines, penalties, repayments or compensatory or treble damages. U.S. Government regulations provide that certain findings against a contractor may lead to suspension or debarment from future U.S. Government contracts or the loss of export privileges for a company or an operating division or subdivision. Suspension or debarment could have a material adverse effect on the company because of its reliance on government contracts.
As previously disclosed, in October 2005, the U.S. Department of Justice and a restricted U.S. Government customer apprised the company of potential substantial claims relating to certain microelectronic parts produced by the Space and Electronics Sector of former TRW Inc., now a component of the company. The relationship, if any, between the potential claims and a civil False Claims Act case that remains under seal in the U.S. District Court for the Central District of California remains unclear to the company. In the third quarter of 2006, the parties commenced settlement discussions. While the company continues to believe that it did not breach the contracts in question and that it acted appropriately in this matter, the company proposed to settle the claims and any associated matters and recognized a pre-tax charge of $112.5 million in the third quarter of 2006 to cover the cost of the settlement proposal and associated investigative costs. The company extended the offer in an effort to avoid litigation and in recognition of the value of the relationship with this customer. The U.S. Government has not accepted the settlement offer and has advised the company that if settlement is not reached it will pursue its claims through litigation. Because of the highly technical nature of the issues involved and their restricted status and because of the significant disagreement between the company and the U.S. Government as to the U.S. Government’s theories of liability and damages (including a material difference between the U.S. Government’s damage theories and the company’s offer), final resolution of this matter could take a considerable amount of time, particularly if litigation should ensue. If the U.S. Government were to pursue litigation and were to be ultimately successful on its theories of liability and damages, which could be trebled under the Federal False Claims Act, the effect upon the company’s consolidated financial position, results of operations, and cash flows would materially exceed the amount provided by the company. Based upon the information available to the company to date, the company believes that it has substantive defenses but can give no assurance that its views will prevail. Accordingly, the ultimate disposition of this matter cannot presently be determined.
As previously disclosed, on May 17, 2007, the U.S. Coast Guard issued a revocation of acceptance under the Deepwater Program for eight converted 123-foot patrol boats (the vessels) based on alleged “hull buckling and shaft alignment problems.” By letter dated

NORTHROP GRUMMAN CORPORATION
June 5, 2007, the Coast Guard stated that the revocation of acceptance also was based on alleged “nonconforming topside equipment” on the vessels. On August 13, 2007, the company submitted a response to the Coast Guard, maintaining that the revocation of acceptance was improper. In late December 2007, the Coast Guard responded to the company’s August submittal and advised Integrated Coast Guard Systems (the contractors’ joint venture for performing the Deepwater Program) that the Coast Guard is seeking $96.1 million from the Joint Venture as a result of the revocation of acceptance of the eight vessels delivered under the 123-foot conversion program. The majority of the costs associated with the 123-foot conversion effort are associated with the alleged structural deficiencies of the vessels which were converted under contracts with the company and with a subcontractor to the company. The letter is not a contracting officer’s final decision and the company and its joint venture partner and subcontractor are preparing a response. Based upon the information available to the company to date, the company believes that it has substantive defenses but can give no assurance that its views will prevail.
Based upon the available information regarding matters that are subject to U.S. Government investigations, other than as set out above, the company believes, but can give no assurance, that the outcome of any such matters would not have a material adverse effect on its consolidated financial position, results of operations, or cash flows.
Litigation – Various claims and legal proceedings arise in the ordinary course of business and are pending against the company and its properties. Based upon the information available, the company believes that the resolution of any of these various claims and legal proceedings would not have a material adverse effect on its consolidated financial position, results of operations, or cash flows. As previously disclosed, the company was a defendant in litigation brought by Cogent Systems, Inc. (Cogent) in Los Angeles Superior Court in California on April 20, 2005, for unspecified damages for alleged unauthorized use of Cogent technology relating to fingerprint recognition. On September 10, 2007, the company and Cogent announced that they had reached an agreement to settle the litigation and settlement documents were executed in the fourth quarter of 2007. Under the terms of the agreement, the company agreed to pay Cogent $25 million to settle the litigation and $15 million for a non-exclusive license to use specified Cogent state-of-the-art automated fingerprint identification software in certain existing programs. Substantially all these amounts were charged to expense in 2007. The company and Cogent also agreed to enter into a five-year research and development, service and products agreement, under which the company must purchase from Cogent $20 million in new products and services over the term of the agreement.
As previously disclosed, the U.S. District Court for the Central District of California consolidated two separately filed Employee Retirement Income Security Act (ERISA) lawsuits, which the plaintiffs seek to have certified as class actions, into the In Re Northrop Grumman Corporation ERISA Litigation. On August 7, 2007, the Court denied plaintiffs’ motion for class certification, and the plaintiffs appealed the Court’s decision on class certification to the U.S. Court of Appeals for the Ninth Circuit. On October 11, 2007, the Ninth Circuit granted appellate review, which delayed the commencement of trial previously scheduled to begin January 22, 2008. The company believes, but can give no assurance, that the outcome of these matters would not have a material adverse effect on its consolidated financial position, results of operations, or cash flows.
Insurance Recovery – Property damage from Hurricane Katrina is covered by the company’s comprehensive property insurance program. The insurance provider for coverage of property damage losses over $500 million, Factory Mutual Insurance Company (FM Global), has advised management of a disagreement regarding coverage for certain losses above $500 million. As a result, the company has taken legal action against the insurance provider as the company believes that its insurance policies are enforceable and intends to pursue all of its available rights and remedies. In August 2007, the district court in which the litigation is pending issued an order finding that the excess insurance policy provided coverage for the company’s Katrina related loss. In November 2007, FM Global filed a notice of appeal of the district court’s order. Based on the current status of the assessment and claim process, no assurances can be made as to the ultimate outcome of this matter.
Provisions for Legal & Investigative Matters – Litigation accruals are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter, including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The ultimate resolution of any exposure to the company may vary from earlier estimates as further facts and circumstances become known.
16. COMMITMENTS AND CONTINGENCIES
Contract Performance Contingencies – Contract profit margins may include estimates of revenues not contractually agreed to between the customer and the company for matters such as contract changes, negotiated settlements, claims and requests for equitable adjustment for previously unanticipated contract costs. These estimates are based upon management’s best assessment of the underlying causal events and circumstances, and are included in determining contract profit margins to the extent of expected recovery based on contractual entitlements and the probability of successful negotiation with the customer. As of December 31, 2007, the amounts related to the aforementioned items are not material individually or in the aggregate.

NORTHROP GRUMMAN CORPORATION
In April 2007, the company was notified by the prime contractor on the Wedgetail contract under the Multirole Electronic Scanned Array (MESA) program that it anticipates the prime contractor’s delivery dates will be late and this could subject the prime contractor to liquidated damages from the customer. Should liquidated damages be assessed, the company would share in a proportionate amount of those damages to a maximum of approximately $40 million. As of December 31, 2007, the company has not been notified by the prime contractor as to any claim for liquidated damages. Until such time as additional information is available from the prime contractor, it is not possible to determine the impact to the consolidated financial statements, if any, for this matter.
Environmental Matters – In accordance with company policy on environmental remediation, the estimated cost to complete remediation has been accrued where it is probable that the company will incur such costs in the future to address environmental impacts at currently or formerly owned or leased operating facilities, or at sites where it has been named a Potentially Responsible Party (PRP) by the Environmental Protection Agency, or similarly designated by other environmental agencies. To assess the potential impact on the company’s consolidated financial statements, management estimates the total reasonably possible remediation costs that could be incurred by the company, taking into account currently available facts on each site as well as the current state of technology and prior experience in remediating contaminated sites. These estimates are reviewed periodically and adjusted to reflect changes in facts and technical and legal circumstances. Management estimates that as of December 31, 2007, the range of reasonably possible future costs for environmental remediation sites is $186 million to $285 million, of which $223 million is accrued in other current liabilities. Factors that could result in changes to the company’s estimates include: modification of planned remedial actions, increases or decreases in the estimated time required to remediate, discovery of more extensive contamination than anticipated, changes in laws and regulations affecting remediation requirements, and improvements in remediation technology. Should other PRPs not pay their allocable share of remediation costs, the company may have to incur costs in addition to those already estimated and accrued. Although management cannot predict whether new information gained as projects progress will materially affect the estimated liability accrued, management does not anticipate that future remediation expenditures will have a material adverse effect on the company’s consolidated financial position, results of operations, or cash flows.
Co-Operative Agreements – In 2003, Ships executed agreements with the states of Mississippi and Louisiana whereby Ships leases facility improvements and equipment from Mississippi and from a non-profit economic development corporation in Louisiana in exchange for certain commitments by Ships to these states. As of December 31, 2007, Ships has fully met its obligations under the Mississippi agreement and has met all but one requirement under the Louisiana agreement. Failure by Ships to meet the remaining Louisiana commitment would result in reimbursement by Ships to Louisiana in accordance with the agreement. As of December 31, 2007, Ships expects that the remaining commitment under the Louisiana agreement will be met based on its most recent business plan.
Financial Arrangements – In the ordinary course of business, the company uses standby letters of credit and guarantees issued by commercial banks and surety bonds issued by insurance companies principally to guarantee the performance on certain contracts and to support the company’s self-insured workers’ compensation plans. At December 31, 2007, there were $439 million of unused stand-by letters of credit, $148 million of bank guarantees, and $538 million of surety bonds outstanding.
The company has also guaranteed a $200 million loan made to Ships in connection with the Gulf Opportunity Zone Industrial Revenue Bonds issued in December 2006. Under the loan agreement the company guaranteed Ships’ repayment of the principal and interest to the Trustee. The company also guaranteed payment of the principal and interest by the Trustee to the underlying bondholders. See Note 13.
Indemnifications – The company has retained certain warranty, environmental, income tax, and other potential liabilities in connection with certain divestitures. The settlement of these liabilities is not expected to have a material effect on the company’s consolidated financial position, results of operations, or cash flows.
In May 2006, Goodrich Corporation (Goodrich) notified the company of its claims under indemnities assumed by the company in its December 2002 acquisition of TRW that related to the sale by TRW of its Aeronautical Systems business in October 2002. During the fourth quarter of 2007, the company reached a negotiated resolution with Goodrich and paid $18.5 million in complete release of these claims.
U.S. Government Claims – During the second quarter of 2006, the U.S. Government advised the company of claims and penalties concerning certain potential disallowed costs. The parties are engaged in discussions to enable the company to evaluate the merits of these claims as well as to assess the amounts being claimed. The company does not believe, but can give no assurance, that the outcome of any such matters would have a material adverse effect on its consolidated financial position, results of operations, or cash flows.
Operating Leases – Rental expense for operating leases, excluding discontinued operations, was $584 million in 2007, $548 million in 2006, and $511 million in 2005. These amounts are net of immaterial amounts of sublease rental income. Minimum rental

NORTHROP GRUMMAN CORPORATION
commitments under long-term noncancellable operating leases as of December 31, 2007, total approximately $2.1 billion, which are payable as follows: 2008 - $444 million; 2009 - $368 million; 2010 - $293 million; 2011 - $211 million; 2012 - $183 million; and thereafter - $565 million.
Related Party Transactions – For all periods presented, the company had no material related party transactions.
17. IMPACT FROM HURRICANE KATRINA
Background – In August 2005, the company’s operations in the Gulf Coast area of the U.S. were significantly impacted by Hurricane Katrina and the company’s shipyards in Louisiana and Mississippi sustained significant windstorm damage from the hurricane. As a result of the storm, the company has incurred costs to replace or repair destroyed or damaged assets, suffered losses under its contracts, and incurred substantial costs to clean up and recover its operations. As of the date of the storm, the company had a comprehensive insurance program that provided coverage for, among other things, property damage, business interruption impact on net profitability (referred to in this discussion generally as “lost profits”), and costs associated with clean-up and recovery.
Insurance Coverage Summary – The company’s property insurance program at the time of loss was established in two layers of coverage. The primary layer of coverage was provided by a syndicate of leading insurers (the Primary Insurers) and covered losses up to $500 million. The excess (second) layer of coverage was provided by FM Global (the Secondary Insurer). This excess layer reimburses the company for losses above $500 million up to the policy limit of approximately $20 billion. The company has had prior experience with damage from storms and similar events and has had success in obtaining recovery from its insurers for covered damages. Based on its prior experience with processing insurance claims, the company has a well-defined process for developing, analyzing and preparing its claims for insurance recovery.
Accounting for Insurance Recoveries – The company makes various assessments and estimates in determining amounts to record as insurance recoveries, including ascertaining whether damages are covered by insurance and assessing the viability and financial well-being of its insurers. The company and its Primary Insurers reached an arrangement whereby the company submitted detailed requests for reimbursement of its clean-up, restoration and capital asset repair or replacement costs while its overall claim was in the process of being evaluated by the insurers. After such requests were reviewed, progress payments against the overall coverage limits were approved by the insurers. Based on prior experience with insurance recoveries, and in reliance on the acceptance by the insurers of the company’s claim reimbursement process, the company recognized a receivable from the Primary Insurers as costs were incurred, and offset this receivable with progress payments as received.
In accordance with U.S. government cost accounting regulations affecting the majority of the company’s contracts, the cost of insurance premiums for property damage and business interruption coverage, other than “coverage of profit,” is an allowable cost that may be charged to long-term contracts. Because the majority of long-term contracts at the shipyards are flexibly-priced, the government customer would benefit from the majority of insurance recoveries in excess of the net book value of damaged assets and the costs for clean-up and recovery. In a similar manner, losses on property damage that are not recovered through insurance are required to be included in the company’s overhead pools for allocation to long-term contracts under a systematic process. The company is currently in discussions with its government customers to determine an appropriate methodology to be used to account for these amounts for government contract purposes. The company anticipates that the ultimate outcome of such discussions will not have a material adverse effect on the consolidated financial statements.
The company has full entitlement to insurance recoveries related to lost profits; however, because of uncertainties concerning the ultimate determination of recoveries related to lost profits, in accordance with company policy no such amounts are recognized by the company until they are settled with the insurers. Furthermore, due to the uncertainties with respect to the company’s disagreement with the Secondary Insurer, no receivables have been recognized by the company in the accompanying consolidated financial statements for insurance recoveries from the Secondary Insurer.
Insurance Claim – The company’s Hurricane Katrina insurance claim is continually being evaluated based on actions to date and an assessment of remaining recovery scope. The company updated its assessment during the fourth quarter of 2007 and, as a result, the company’s aggregate claim for insurance recovery as a result of Hurricane Katrina is estimated to be $1.1 billion, consisting of clean-up and restoration costs of $278 million, property damages (including the value of destroyed assets not replaced) and other capital expenditures of $492 million and lost profits of $318 million. Certain amounts within the overall claim are still in the process of being finalized and the overall value of the claim may change from these amounts.
In June 2007, the company reached a final agreement with all but one of its Primary Insurers under which the insurers agreed to pay their policy limits (less the policy deductible and certain other minor costs). As a result of the agreement regarding the claims from the

NORTHROP GRUMMAN CORPORATION
first layer of coverage, the company received a total insurance recovery for damages to the shipyards of $466 million reflecting policy limits less certain minor costs. The company is continuing to seek recovery of its claim from the remaining insurer in the first layer that did not participate in the agreement. As a result of the agreement, the company received final cash payments totaling $113 million in the second quarter of 2007, of which $62 million has been attributed to the recovery of lost profits and has been included as an adjustment to cost of sales in the Ships segment in the consolidated statement of income. Cumulative proceeds from the agreement have also been used to fund $126 million in capital expenditures for assets fully or partially damaged by the storm and $278 million in clean-up and restoration costs. Insurance recoveries received to date have enabled the company to recover the entire net book value of $98 million of assets totally or partially destroyed by the storm. To the extent that the company is unsuccessful in receiving the full value of its remaining claim relating to capital assets, the company will be responsible for funding the capital expenditures necessary to operate its shipyards. Through December 31, 2007, the company has incurred capital expenditures totaling $310 million related to assets damaged by Hurricane Katrina.
The company expects that its residual claim will be resolved separately with the remaining insurers in each of its two layers of coverage, and the company has pursued the resolution of its claim with that understanding. The Secondary Insurer has denied coverage for substantial portions of the company’s claim and the parties are presently in litigation to resolve this matter. In August 2007, the district court in which the litigation is pending issued an order finding that the excess insurance policy provided coverage for the company’s Katrina related loss. The Secondary Insurer has appealed that decision and that appeal is still pending (see Note 15).
Aside from contract cost adjustments recognized immediately following the hurricane and the subsequent effects of lower contract margins thereafter resulting from hurricane related cost growth, delay and disruption to contracts-in-progress, no other Hurricane Katrina related losses have been, or are expected to be, experienced by the company.
18. RETIREMENT BENEFITS
Plan Descriptions
Pension Benefits – The company sponsors several defined benefit pension plans in the U.S. covering approximately 95 percent of its employees. Pension benefits for most employees are based on the employee’s years of service and compensation. It is the policy of the company to fund at least the minimum amount required for all qualified plans, using actuarial cost methods and assumptions acceptable under U.S. Government regulations, by making payments into benefit trusts separate from the company. The pension benefit for most employees is based upon criteria whereby employees earn age and service points over their employment period. Ten of the company’s 21 domestic qualified plans, which cover approximately 60 percent of all employees, were in a legally defined full-funding limitation status at December 31, 2007.
Defined Contribution Plans – The company also sponsors 401(k) defined contribution plans in which most employees are eligible to participate. Company contributions for most plans are based on a cash matching of employee contributions up to 4 percent of compensation. Certain hourly employees are covered under a target benefit plan. The company also participates in a multiemployer plan for certain of the company’s union employees. The company’s contributions to these plans for the years ended December 31, 2007, 2006, and 2005, were $294 million, $266 million and $248 million, respectively.
Non-U.S. Benefit Plans – The company sponsors several benefit plans for non-U.S. employees. These plans are designed to provide benefits appropriate to local practice and in accordance with local regulations. Some of these plans are funded using benefit trusts separate from the company.
Medical and Life Benefits – The company provides a portion of the costs for certain health care and life insurance benefits for a substantial number of its active and retired employees. Covered employees achieve eligibility to participate in these contributory plans upon retirement from active service if they meet specified age and years of service requirements. Qualifying dependents are also eligible for medical coverage. Approximately 65 percent of the company’s current retirees participate in the medical plans. The company reserves the right to amend or terminate the plans at any time. In November 2006, the company adopted plan amendments and communicated to plan participants that it would cap the amount of its contributions to substantially all of its remaining post retirement medical and life benefit plans that were previously not subject to limits on the company’s contributions.
In addition to a medical inflation cost-sharing feature, the plans also have provisions for deductibles, co-payments, coinsurance percentages, out-of-pocket limits, conformance to a schedule of reasonable fees, the use of managed care providers, and maintenance of benefits with other plans. The plans also provide for a Medicare carve-out, and a maximum lifetime benefit of $2 million per covered individual. Subsequent to January 1, 2005 (or earlier at some segments), newly hired employees are not eligible for post employment medical and life benefits.

NORTHROP GRUMMAN CORPORATION
The effect of the Medicare prescription drug subsidy from the Medicare Prescription Drug, Improvement and Modernization Act of 2003 on the company’s net periodic postretirement benefit cost for the years ended December 31, 2007, 2006 and 2005, was an increase of $3 million and a reduction of $26 million and $36 million, respectively. The reduction in the accumulated postretirement benefit obligation as a result of the subsidy is $38 million and $76 million as of December 31, 2007 and 2006, respectively, based on the impact of the subsidy on the eligible plans.
Summary Plan Results
The cost to the company of its retirement benefit plans in each of the three years ended December 31 is shown in the following table:

				Medical and
	Pension Benefits			Life Benefits
$ in millions	2007	2006	2005	2007	2006	2005

Components of Net Periodic Benefit Cost
Service cost	$786	$755	$675	$52	$69	$66
Interest cost	1,250	1,159	1,091	164	183	183
Expected return on plan assets	(1,774)	(1,572)	(1,468)	(58)	(52)	(49)
Amortization of
Prior service cost (credit)	40	35	53	(65)	(16)	(1)
Net loss from previous years	48	91	59	25	31	27
Other	2					(13)

Net periodic benefit cost	$352	$468	$410	$118	$215	$213

The table below summarizes the 2007 changes of the components of unrecognized benefit plan costs:

	Pension	Medical and
$ in millions	Benefits	Life Benefits	Total

Changes in Unrecognized Benefit Plan Costs
Net actuarial gain	$(854)	$(90)	$(944)
Prior service cost (credit)	17	(3)	14
Amortization of
Prior service (cost) credit	(40)	65	25
Net loss from previous years	(48)	(25)	(73)
Tax benefits related to above items	365	19	384

Changes in unrecognized benefit plan costs	$(560)	$(34)	$(594)

NORTHROP GRUMMAN CORPORATION
The following tables set forth the funded status and amounts recognized in the consolidated statements of financial position for the company’s defined benefit pension and retiree health care and life insurance benefit plans. Pension benefits data include the qualified plans as well as 21 domestic unfunded non-qualified plans for benefits provided to directors, officers, and certain employees. The company uses a December 31 measurement date for all of its plans. Effective December 31, 2006, the company adopted SFAS No. 158, which requires the recognition of the funded status of a defined benefit pension or postretirement plan in the consolidated statements of financial position.

			Medical and
	Pension Benefits		Life Benefits
$ in millions	2007	2006	2007	2006

Change in Benefit Obligation
Benefit obligation at beginning of year	$21,484	$20,692	$2,867	$3,341
Service cost	786	755	52	69
Interest cost	1,250	1,159	164	183
Plan participants’ contributions	24	29	84	88
Plan amendments	18	40	(2)	(464)
Actuarial gain	(357)	(119)	(103)	(64)
Benefits paid	(1,157)	(1,112)	(250)	(281)
Acquisitions, divestitures, transfers and other	21	40		(5)

Benefit obligation at end of year	22,069	21,484	2,812	2,867

Change in Plan Assets
Fair value of plan assets at beginning of year	21,407	18,867	880	780
Gain on plan assets	2,275	2,444	46	95
Employer contributions	342	1,157	191	198
Plan participants’ contributions	24	29	84	88
Benefits paid	(1,157)	(1,112)	(250)	(281)
Acquisitions, divestitures, transfers and other		22

Fair value of plan assets at end of year	22,891	21,407	951	880

Funded status	$822	$(77)	$(1,861)	$(1,987)

Amounts Recognized in the Consolidated Statements of Financial Position
Non-current assets	$2,033	$1,303	$47	$46
Current liability	(43)	(41)	(68)	(70)
Non-current liability	(1,168)	(1,339)	(1,840)	(1,963)

The following table shows those amounts expected to be recognized in net periodic benefit cost in 2008:

	Pension	Medical and
$ in millions	Benefits	Life Benefits

Amounts Expected to be Recognized in 2008 Net Periodic Benefit Cost
Net loss	$25	$22
Prior service cost (credit)	40	(65)

The accumulated benefit obligation for all defined benefit pension plans was $20.1 billion and $19.4 billion at December 31, 2007 and 2006, respectively.

NORTHROP GRUMMAN CORPORATION

	Pension Benefits		Medical and Life Benefits
$ in millions	2007	2006	2007	2006

Amounts Recorded in Accumulated Other Comprehensive Loss
Net actuarial loss	$(975)	(1,877)	$(429)	(545)
Prior service cost and net transition obligation	(254)	(277)	452	515
Income tax benefits related to above items	479	890	(9)	10

Unamortized benefit plan costs	$(750)	(1,264)	$14	(20)

Amounts for pension plans with accumulated benefit obligations in excess of fair value of plan assets are as follows:

	December 31,
$ in millions	2007	2006

Projected benefit obligation	$1,772	$2,055
Accumulated benefit obligation	1,407	1,601
Fair value of plan assets	722	946

The amounts previously disclosed for projected benefit obligation, accumulated benefit obligation and fair value of plan assets as of December 31, 2006 of $768 million, $639 million, and $115 million, respectively, were revised to appropriately include 15 additional plans for which the accumulated benefit obligations exceeded the fair value of plan assets.
Plan Assumptions
On a weighted-average basis, the following assumptions were used to determine the benefit obligations and the net periodic benefit cost:

			Medical and
	Pension Benefits		Life Benefits
	2007	2006	2007	2006

Assumptions Used to Determine Benefit Obligation at December 31
Discount rate	6.22%	5.97%	6.12%	5.91%
Rate of compensation increase	4.25%	4.25%
Initial health care cost trend rate assumed for the next year			8.00%	8.75%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)			5.00%	5.00%
Year that the rate reaches the ultimate trend rate			2012	2010
Assumptions Used to Determine Benefit Cost for the Year Ended December 31
Discount rate	5.97%	5.71%	5.91%	5.67%
Expected long-term return on plan assets	8.50%	8.50%	6.75%	6.75%
Rate of compensation increase	4.25%	4.00%
Initial health care cost trend rate assumed for the next year			8.75%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)			5.00%	5.00%
Year that the rate reaches the ultimate trend rate			2010	2010

The discount rate is determined by calculating, for the most significant plans, the weighted-average yield available on a portfolio of appropriately-rated corporate bonds whose proceeds match the expected benefit payment stream from the plan.
The assumptions used for pension benefits are consistent with those used for retiree medical and life insurance benefits. The long-term rate of return on plan assets used for the medical and life benefits are reduced to allow for the impact of tax on expected returns as, unlike the pension trust, the earnings of certain VEBA trusts are taxable.
Through consultation with investment advisors, expected long-term returns for each of the plans’ strategic asset classes were developed. Several factors were considered, including survey of investment managers’ expectations, current market data such as yields/price-earnings ratios, and historical market returns over long periods. Using policy target allocation percentages and the asset class expected returns, a weighted-average expected return was calculated.

NORTHROP GRUMMAN CORPORATION
In 2007, the company changed the year to reach the ultimate trend rate from 2010 to 2012. Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the initial through the ultimate health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
$ in millions	Point Increase	Point Decrease

Increase (Decrease) From Change In Health Care Cost Trend Rates To
Postretirement benefit expense	$9	$(9)
Postretirement benefit liability	85	(91)

Plan Assets and Investment Policy
Weighted-average asset allocations at December 31 by asset category are as follows:

			Medical and Life Benefits
	Pension Plan Assets		Plan Assets
	2007	2006	2007	2006

Equity securities	48%	57%	74%	74%
Debt securities	34	31	20	22
Real estate	6	4	2	1
Other	12	8	4	3

Total	100%	100%	100%	100%

Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long term. The investment goals are (1) to exceed the assumed actuarial rate of return over the long term within reasonable and prudent levels of risk, and (2) to preserve the real purchasing power of assets to meet future obligations. Liability studies are conducted on a regular basis to provide guidance in setting investment goals with an objective to balance risk. Risk targets are established and monitored against acceptable ranges.
All investment policies and procedures are designed to ensure that the plans’ investments are in compliance with ERISA. Guidelines are established defining permitted investments within each asset class. Derivatives are used for transitioning assets, asset class rebalancing, managing currency risk, and for management of fixed income and alternative investments. The investment policies for most of the pension plans require that the asset allocation be maintained within the following ranges:

Asset Allocation Ranges

U.S. equity	30 – 40%
International equity	15 – 25
Long bonds	25 – 35
Real estate and other	10 – 20

At December 31, 2007, and 2006, plan assets included investments with non-readily determinable fair values, comprised primarily of real estate, private equity investments, and hedge funds, totaling $4.1 billion and $2.7 billion, respectively. For these assets, estimates of fair value are determined using the best information available. At December 31, 2007, and 2006, the pension and health and welfare trusts did not hold any Northrop Grumman common stock.
In 2008, the company expects to contribute the required minimum funding level of approximately $121 million to its pension plans and approximately $201 million to its other postretirement benefit plans. During 2007 and 2006, the company made voluntary pension contributions of $200 million and $800 million, respectively.
It is not expected that any assets will be returned to the company from the benefit plans during 2008.

NORTHROP GRUMMAN CORPORATION
Benefit Payments
The following table reflects estimated future benefit payments, based upon the same assumptions used to measure the benefit obligation, and includes expected future employee service, as of December 31, 2007:

	Pension Plans	Medical and Life Plans
	Benefit	Benefit	Subsidy
$ in millions	Payments	Payments	receipts

Year Ending December 31
2008	$1,176	$215	$11
2009	1,224	221	10
2010	1,281	227	9
2011	1,344	232	8
2012	1,410	234	9
2013 through 2017	8,189	1,233	46

19. STOCK COMPENSATION PLANS
Plan Descriptions
At December 31, 2007, Northrop Grumman had stock-based compensation awards outstanding under the following plans: the 2001 Long-Term Incentive Stock Plan (2001 LTISP), the 1993 Long-Term Incentive Stock Plan (1993 LTISP), both applicable to employees, and the 1993 Stock Plan for Non-Employee Directors (1993 SPND) and 1995 Stock Plan for Non-Employee Directors (1995 SPND) as amended. All of these plans were approved by the company’s shareholders. The company has historically issued new shares to satisfy award grants.
Employee Plans – The 2001 LTISP and the 1993 LTISP permit grants to key employees of three general types of stock incentive awards: Stock Options, Stock Appreciation Rights (SARs), and Stock Awards. Each Stock Option grant is made with an exercise price either at the closing price of the stock on the date of grant (market options) or at a premium over the closing price of the stock on the date of grant (premium options). Stock Options generally vest in 25 percent increments over four years from the grant date under the 2001 LTISP and in years two to five under the 1993 LTISP, and grants outstanding expire ten years after the grant date. No SARs have been granted under either of the LTISPs. Stock Awards, in the form of restricted performance stock rights and restricted stock rights, are granted to key employees without payment to the company. Under the 2001 LTISP, recipients of restricted performance stock rights earn shares of stock, based on financial metrics determined by the Board of Directors in accordance with the plan. If the objectives have not been met at the end of the applicable performance period, up to 100 percent of the original grant for the eight highest compensated employees and up to 70 percent of the original grant for all other recipients will be forfeited. If the financial metrics are met or exceeded during the performance period, all recipients can earn up to 150 percent of the original grant. Beginning in 2007, all members of the Corporate Policy Council could forfeit up to 100 percent of the original 2007 grant, and all recipients could earn up to 200 percent of the original 2007 grant. Restricted stock rights issued under either plan generally vest after three years. Termination of employment can result in forfeiture of some or all of the benefits extended. Of the 50 million shares approved for issuance under the 2001 LTISP, approximately 17 million shares were available for future grants as of December 31, 2007.
Non-Employee Plans – Under the 1993 SPND, half of the retainer fee earned by each director must be deferred into a stock unit account. In addition, directors may defer payment of all or part of the remaining retainer fee, which is placed in a stock unit account until the conclusion of board service. The 1995 SPND provided for annual stock option grants. Effective June 1, 2005, no new grants have been issued from this plan. The 1995 SPND was amended in May 2007 to permit payment of the stock unit portion of the retainer fee described above. Each grant of stock options under the 1995 SPND was made at the closing market price on the date of the grant, was immediately exercisable, and expires ten years after the grant date. At December 31, 2007, approximately 318,000 shares were available for future grants under the 1995 SPND and 25,442 shares were available for future use under the 1993 SPND.
Adoption of New Standard
Prior to January 1, 2006, the company applied Accounting Principles Board Opinion No. 25 – Accounting for Stock Issued to Employees and related interpretations in accounting for awards made under the company’s stock-based compensation plans. Stock Options granted under the plans had an exercise price equal to or greater than the market value of the common stock on the date of the grant, and accordingly, no compensation expense was recognized. Stock Awards were valued at their fair market value measured at the date of grant, updated periodically using the mark-to-market method, and compensation expense was recognized over the vesting period of the award.
Effective January 1, 2006, the company adopted the provisions of SFAS No. 123R – Share-Based Payment (SFAS No. 123R), using

NORTHROP GRUMMAN CORPORATION
the modified-prospective transition method. Under this transition method, compensation expense recognized during the year ended December 31, 2006, included: (a) compensation expense for all share-based awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 – Accounting for Stock-Based Compensation (SFAS No. 123), and (b) compensation expense for all share-based awards granted or modified on or after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. In accordance with the modified-prospective transition method, results for prior periods have not been restated. All of the company’s stock award plans are considered equity plans under SFAS No. 123R, and compensation expense recognized as previously described is net of estimated forfeitures of share-based awards over the vesting period. The effect of adopting SFAS No. 123R was not material to the company’s income from continuing operations and net income for the year ended December 31, 2006, and the cumulative effect of adoption using the modified-prospective transition method was similarly not material.
Compensation Expense
Total stock-based compensation for the years ended December 31, 2007, 2006, and 2005, was $196 million, $202 million, and $180 million, respectively, of which $12 million, $11 million, and $4 million related to Stock Options and $184 million, $191 million, and $176 million related to Stock Awards, respectively. Tax benefits recognized in the consolidated statements of income for stock-based compensation during the years ended December 31, 2007, 2006, and 2005, were $77 million, $71 million, and $63 million, respectively. In addition, the company realized tax benefits of $60 million from the exercise of Stock Options and $78 million from the issuance of Stock Awards in 2007.
Effective January 1, 2006, compensation expense for restricted performance stock rights is estimated based on the grant date fair value and recognized over the vesting period. The fixed 30 percent minimum distribution portion for all but the eight highest compensated employees, and all but the Corporate Policy Council members for 2007 forward, is measured at the grant date fair value and the variable portion is adjusted to the expected distribution at the end of each accounting period. Compensation expense for restricted stock rights is measured at the grant date fair value and recognized over the vesting period.
Stock Options
The fair value of each of the company’s Stock Option awards is estimated on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The fair value of the company’s Stock Option awards is expensed on a straight-line basis over the vesting period of the options, which is generally four years. Expected volatility is based on an average of (1) historical volatility of the company’s stock and (2) implied volatility from traded options on the company’s stock. The risk-free rate for periods within the contractual life of the Stock Option award is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award. The company uses historical data to estimate forfeitures. The expected term of awards granted is derived from historical experience under the company’s stock-based compensation plans and represents the period of time that awards granted are expected to be outstanding.
The significant weighted-average assumptions relating to the valuation of the company’s Stock Options for the years ended December 31, 2007, 2006, and 2005, was as follows:

	2007	2006	2005

Dividend yield	2.0%	1.6%	1.8%
Volatility rate	20%	25%	28%
Risk-free interest rate	4.6%	4.6%	4.0%
Expected option life (years)	6	6	6
The weighted-average grant date fair value of Stock Options granted during the years ended December 31, 2007, 2006, and 2005, was $15, $17, and $15 per share, respectively.

NORTHROP GRUMMAN CORPORATION
Stock Option activity for the year ended December 31, 2007, was as follows:

	Shares	Weighted-	Weighted-Average	Aggregate
	Under Option	Average	Remaining	Intrinsic Value
	(in thousands)	Exercise Price	Contractual Term	($ in millions)

Outstanding at January 1, 2007	19,888	$49	5.0 years	$367
Granted	902	73
Exercised	(5,879)	49
Cancelled and forfeited	(28)	43

Outstanding at December 31, 2007	14,883	$51	4.6 years	$416

Vested and expected to vest in the future at December 31, 2007	14,820	$51	4.6 years	$415

Exercisable at December 31, 2007	13,320	$49	4.1 years	$398

Available for grant at December 31, 2007	11,978

The total intrinsic value of options exercised during the years ended December 31, 2007, 2006, and 2005, was $153 million, $149 million, and $50 million, respectively. Intrinsic value is measured using the fair market value at the date of exercise (for options exercised) or at December 31, 2007 (for outstanding options), less the applicable exercise price.
Stock Awards – Compensation expense for Stock Awards is measured at the grant date based on fair value and recognized over the vesting period. The fair value of Stock Awards is determined based on the closing market price of the company’s common stock on the grant date. For purposes of measuring compensation expense, the amount of shares ultimately expected to vest is estimated at each reporting date based on management’s expectations regarding the relevant performance criteria. In the table below, the share adjustment resulting from the final performance measure is considered granted in the period that the related grant is vested. During the year ended December 31, 2007, 2.6 million shares of common stock were issued to employees in settlement of prior year Stock Awards that were fully vested, with a total value upon issuance of $199 million and a grant date fair value of $125 million. In 2008, an additional 2.9 million shares of common stock will be issued to employees that were vested in 2007, with a grant date fair value of $155 million. During the year ended December 31, 2006, 2.4 million shares of common stock were issued to employees in settlement of prior year stock awards that were fully vested, with a total value upon issuance of $143 million and a grant date fair value of $133 million. During the year ended December 31, 2005, 1.9 million shares were issued to employees in settlement of prior year Stock Awards that were fully vested, with a total value upon issuance of $104 million and a grant date fair value of $77 million. There were 4.2 million and 2.3 million Stock Awards granted for the years ended December 31, 2006, and 2005 with a weighted-average grant date fair value of $63 and $54 per share, respectively.
Stock Award activity for the year ended December 31, 2007, was as follows:

	Stock	Weighted-Average	Weighted-Average
	Awards	Grant Date	Remaining
	(in thousands)	Fair Value	Contractual Term

Outstanding at January 1, 2007	7,364	$57	1.3 years
Granted (including performance adjustment on shares vested)	3,584	63
Vested	(5,520)	50
Forfeited	(284)	63

Outstanding at December 31, 2007	5,144	$67	1.3 years

Available for grant at December 31, 2007	5,142

Unrecognized Compensation Expense – At December 31, 2007, there was $199 million of unrecognized compensation expense related to unvested awards granted under the company’s stock-based compensation plans, of which $17 million relates to Stock Options and $182 million relates to Stock Awards. These amounts are expected to be charged to expense over a weighted-average period of 1.4 years.

NORTHROP GRUMMAN CORPORATION
Pro-forma Compensation Expense — Had compensation expense for the year ended December 31, 2005, been determined based on the fair value at the grant dates for Stock Awards and Stock Options, consistent with SFAS No. 123, net income, basic earnings per share, and diluted earnings per share would have been as shown in the table below:

Year Ended
December 31,
$ in millions, except per share	2005

Net Income as Reported	$1,400
Stock-based compensation, net of tax, included in net income as reported	117
Stock-based compensation, net of tax, that would have been included in net income, if the fair value method had been applied to all awards	(196)

Pro-forma net income using the fair value method	$1,321

Basic Earnings Per Share
As reported	$3.93
Pro-forma	$3.71
Diluted Earnings Per Share
As reported	$3.85
Pro-forma	$3.64
20. UNAUDITED SELECTED QUARTERLY DATA
Unaudited quarterly financial results are set forth in the following tables. The financial results for all periods presented have been revised to reflect the various business dispositions that occurred during the 2006, 2007 and 2008 fiscal years (see note 5 for further details). The company’s common stock is traded on the New York Stock Exchange (trading symbol NOC). This unaudited quarterly information is labeled using a calendar convention; that is, first quarter is consistently labeled as ended on March 31, second quarter as ended on June 30, and third quarter as ended on September 30. It is the company’s long-standing practice to establish actual interim closing dates using a “fiscal” calendar, which requires the businesses to close their books on a Friday, in order to normalize the potentially disruptive effects of quarterly closings on business processes. The effects of this practice only exist within a reporting year.
2007

$ in millions, except per share	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Sales and service revenues	$7,314	$7,878	$7,871	$8,765
Operating margin	690	763	806	759
Income from continuing operations	393	472	488	457
Net income	387	460	489	454
Basic earnings per share from continuing operations	1.14	1.37	1.43	1.35
Basic earnings per share	1.12	1.34	1.44	1.34
Diluted earnings per share from continuing operations	1.11	1.35	1.40	1.32
Diluted earnings per share	1.10	1.31	1.40	1.31

Significant 2007 Fourth Quarter Events – In the fourth quarter of 2007, the company’s Board of Directors authorized the repurchase of up to $2.5 billion of its outstanding common stock and the company made a voluntary pre-funding payment to the company’s pension plans of $200 million.

NORTHROP GRUMMAN CORPORATION
2006

$ in millions, except per share	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Sales and service revenues	$7,045	$7,571	$7,395	$7,980
Operating margin	611	699	557	626
Income from continuing operations	366	454	314	459
Net income	357	430	302	453
Basic earnings per share from continuing operations	1.07	1.32	.91	1.32
Basic earnings per share	1.04	1.25	.88	1.30
Diluted earnings per share from continuing operations	1.04	1.30	.89	1.29
Diluted earnings per share	1.02	1.23	.86	1.27

Significant 2006 Fourth Quarter Events – In the fourth quarter of 2006, the company’s Board of Directors authorized the repurchase of up to $1.0 billion of its outstanding common stock. During the quarter, the company made a voluntary pre-funding payment to the company’s pension plans of $800 million. The company recorded pre-tax forward loss provisions of $42 million for the Wedgetail contract and $19 million for the Peace Eagle contract (both under the Multi-Role Electronically Scanned Array program) in the Electronics segment. The company also sold its remaining shares of TRW Auto for $209 million for a pre-tax gain of $111 million and entered into a definitive agreement to acquire Essex Corporation for approximately $590 million, including the assumption of debt totaling $23 million and estimated transaction costs of $14 million. In November the company repaid its senior notes, totaling $690 million. Also during the fourth quarter the company incurred debt related to the Gulf Opportunity Zone Industrial Revenue Bonds of $200 million, bearing interest at 4.55%, due December 1, 2028, with early redemption on or after December 1, 2016.